Pricing Supplement No. ETN-3 To the Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 October 1, 2010

$1,000,000,000* Exchange Traded Notes due October 6, 2020 Linked to the Credit Suisse Merger Arbitrage Liquid Index (Net) (“ETNs”)

General

•
The ETNs are designed for investors who seek exposure to the Credit Suisse Merger Arbitrage Liquid Index (Net) (the “Index”). Investors should be willing to forgo interest payments and, if the Index declines, be willing to lose up to 100% of their investment.  Any payment on the ETNs is subject to our ability to pay our obligations as they become due.

•	The ETNs are senior medium-term notes of Credit Suisse AG, acting through its Nassau Branch, maturing October 6, 2020.

•
The denomination and stated principal amount of each ETN is $20.00. Any ETNs issued in the future may be issued at a price that is higher or lower than the stated principal amount, based on the indicative value of the ETNs at that time.

•
The initial issuance of ETNs priced on October 1, 2010 (the “inception date”) and is expected to settle on October 6, 2010 (the “initial settlement date”).  Delivery of the ETNs in book-entry form only will be made through The Depository Trust Company (“DTC”).

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
CUSIP/ISIN:	22542D845/US22542D8450.
Index:
The return on the ETNs will be based on the performance of the Index during the term of the ETNs. The Index is reported on Bloomberg under ticker symbol “CSLABMN <Index>”. The Index uses a quantitative methodology to track a dynamic basket of securities held as long or short positions (the “Index Components”) and cash weighted in accordance with certain rules to include publicly announced merger and acquisition transactions that meet certain qualifying conditions.  It is designed to capture the spread, if any, between the price at which the stock of a target company trades after a proposed acquisition of such target company is announced and the price that the acquiring company has proposed to pay for the stock of such target company.  The spread between these two prices typically exists due to the uncertainty that the announced merger or acquisition will close and, if it closes, that such merger or acquisition will be at the initially proposed economic terms. For more information on the Index, see “The Index” in this pricing supplement.

Payment at Maturity:
If your ETNs have not previously been repurchased by Credit Suisse, at maturity you will receive a cash payment equal to the closing value of your ETNs on the final valuation date.  Any payment on the ETNs is subject to our ability to pay our obligations as they become due.

Closing Value:
The closing value of the ETNs on any trading day equals the quotient obtained by dividing the closing level of the Index on such trading day by the ETN divisor, minus the accrued fee amount as of such trading day.

ETN Divisor:
The ETN divisor resets on the first calendar day of each calendar month, and represents accumulated fees applicable to the ETNs.  For the calendar month that includes the inception date, the ETN divisor equals 53.6185563813057, which is equal to the closing level of the Index on the calendar day prior to the inception date, divided by $20, which is the stated principal amount per ETN.  For any subsequent calendar month, the ETN divisor equals the closing level of the Index on the last calendar day of the previous calendar month (or, if such last calendar day is not a trading day, the level of the Index at 5:00 p.m., New York City time, on that day as determined by the calculation agent) divided by the closing value of the ETNs on such last calendar day of the previous calendar month (or, if such last calendar day is not a trading day, the indicative value of the ETNs at 5:00 p.m., New York City time, on that day).

Accrued Fee Amount:
As of any day (the “calculation day”), the accrued fee amount is equal to the sum, for each calendar day from and including the first calendar day in the calendar month that includes the calculation day to and including the calculation day, of:

ETN Closing Value t-1 x Annual Investor Fee x 1/365

where ETN Closing Value t-1 means the closing value of the ETNs on the previous calendar day (or, if such previous calendar day is not a trading day, the indicative value of the ETNs at 5:00 p.m., New York City time, on that day) and Annual Investor Fee means 0.55% per annum.

Indicative Value:
The indicative value of the ETNs at any time equals the quotient obtained by dividing the level of the Index at such time (based on the most recent reported value of the Index at such time or, if the day on which such time occurs is not a trading day, as determined by the calculation agent) by the ETN divisor, minus the accrued fee amount as of the day on which such time occurs.

Closing Level:
The closing level of the Index on any trading day will be the closing level reported on the Bloomberg page “CSLABMN <Index>” or any successor page on Bloomberg or any successor service, as applicable, as determined by the Calculation Agent, provided that in the event a valuation date is not a component business day for any Index Component or a market disruption event exists on a valuation date, the Calculation Agent will determine the closing level of the Index for such valuation date according to the methodology described below in “Specific Terms of the ETNs—Market Disruption Events.”

Additional Fees Applicable to the ETNs:
In addition to the ETN divisor, which represents accumulated fees applicable to the ETNs, and the accrued fee amount, the Index is subject to an annual Index calculation fee of 0.5%, as described herein.  Because the Index calculation fee, the ETN divisor and the accrued fee amount reduce the amount of your return at maturity or upon repurchase by Credit Suisse, the level of the Index (before taking into account the Index calculation fee) must increase by an amount sufficient to offset the Index calculation fee, the ETN divisor and the accrued fee amount applicable to your ETNs (and the fee of up to $0.03 per ETN repurchased at your option as described herein) in order for you to receive at least the principal amount of your investment at maturity or upon repurchase. If the level of the Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon repurchase by Credit Suisse.

Secondary Market:
We intend to list the ETNs on NYSE Arca under the ticker symbol “CSMA”. If an active secondary market in the ETNs develops, we expect that investors will purchase and sell the ETNs primarily in this secondary market. We have no obligation to maintain any listing on NYSE Arca or any other exchange.

Repurchase of the ETNs at Your Option:
Subject to the requirements described below, you may offer the applicable minimum repurchase amount or more of your ETNs to Credit Suisse for repurchase on any business day during the term of the ETNs until September 24, 2020. The minimum repurchase amount will be equal to $1,000,000 stated principal amount of ETNs (50,000 ETNs). The trading day immediately succeeding the date you offer your ETNs for repurchase will be the valuation date applicable to such repurchase. If you elect to offer your ETNs for repurchase, and the requirements for acceptance by Credit Suisse are met, you will receive a cash payment in an amount equal to the “daily repurchase value”, which is the closing value of the ETNs on the applicable valuation date. Credit Suisse Securities (USA) LLC (“CSSU”) may charge investors an additional fee of up to $0.03 for each ETN that is repurchased at the investor’s option.

†  If a valuation date is not a component business day for any Index Component or if a market disruption event exists on a valuation date, your payment at maturity or upon repurchase will be delayed as described herein.
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Investing in the ETNs involves a number of risks. See “Risk Factors” beginning on page PS-9 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

* The agent for this offering, CSSU, is our affiliate.  We intend to sell $15,000,000 in principal amount of the ETNs (750,000 ETNs) on the initial settlement date through CSSU and through one or more dealers purchasing as principal through CSSU for $20.00 each, which is the stated principal amount.  Additional ETNs may be offered and sold from time to time through CSSU and one or more dealers at a price that is higher or lower than the stated principal amount, based on the indicative value of the ETNs at that time. We will receive proceeds equal to 100% of the offering price of the ETNs issued and sold after the initial settlement date. Delivery of the ETNs in book-entry form only will be made through The Depository Trust Company (“DTC”).

CSSU is expected to charge normal commissions for the purchase of the ETNs. In exchange for providing certain services relating to the distribution of the ETNs, CSSU, a member of the Financial Industry Regulatory Authority (“FINRA”), may receive all or a portion of the investor fee. In addition, CSSU may charge investors a fee of up to $0.03 per ETN that is repurchased at the investor’s option. Please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement for more information.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$15,000,000.00	$1,069.50

Credit Suisse
October 1, 2010.

(continued from previous page)

Repurchase of the ETNs at Our Option:
We will have the right to repurchase the ETNs in whole but not in part on any business day during the term of the ETNs beginning October 1, 2012, if, at any time on or after October 1, 2012, the principal amount of the ETNs outstanding is $10,000,000 (500,000 ETNs) or less. This option will expire on September 24, 2020. In addition, upon the occurrence of certain events described herein, we will have the right to repurchase the ETNs in whole but not in part.  Upon any such repurchase, you will receive a cash payment in an amount equal to the daily repurchase value.†

Repurchase Mechanics:
Repurchase at Your Option: To offer your ETNs for repurchase, you and your broker must deliver an irrevocable offer for repurchase to Credit Suisse and follow the procedures set forth under “Specific Terms of the ETNs—Repurchase Procedures.” If your irrevocable offer for repurchase is received after 4:00 p.m., New York City time, on a business day, you will be deemed to have made your offer for repurchase on the following business day. If you otherwise fail to comply with these procedures, your offer will be deemed ineffective and Credit Suisse will not be obligated to repurchase your ETNs. Unless the scheduled repurchase date is postponed because the valuation date is not a component business day for any Index Component or due to a market disruption event, the final day on which Credit Suisse will repurchase your ETNs will be September 30, 2020. As such, you must offer your ETNs for repurchase no later than September 24, 2020. CSSU may charge a fee of up to $0.03 per ETN which is repurchased at your option.

Repurchase at Our Option: If we exercise our right to repurchase the ETNs, we will deliver an irrevocable call notice to DTC (the holder of the global note). The trading day immediately succeeding the date the irrevocable call notice was delivered to DTC shall be the valuation date applicable to such repurchase, subject to postponement because the valuation date is not a component business day for any Index Component or due to the occurrence of a market disruption event. The last day on which we can deliver a repurchase notice is September 24, 2020.

Valuation Date:
Any valuation date for a repurchase of your ETNs and October 1, 2020, which we refer to as the “final valuation date.” If a valuation date is not a component business day for any Index Component or if market disruption event exists on a valuation date, the determination of the closing level of the Index for such valuation date, including the final valuation date, will be postponed as provided herein.

Repurchase Date:
A repurchase date is the third business day following a valuation date. Unless the scheduled repurchase date is postponed because such valuation date is not a component business day for any Index Component or due to a market disruption event as described herein, the final day on which Credit Suisse will repurchase your ETNs will be September 30, 2020. As such, you must offer your ETNs for repurchase no later than September 24, 2020.

Trading Day:	A trading day is a day on which (i) the level of the Index is calculated and published and (ii) trading is generally conducted on the NYSE Arca.
Component Business Day:
A component business day is, for each Index Component, a day on which trading is generally conducted on the primary securities exchange on which such Index Component is traded and any exchange on which futures or options contracts relating to such Index Component are traded.

Business Day:
A business day is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London, England generally are authorized or obligated by law, regulation or executive order to close.

Calculation Agent:	Credit Suisse International

You should read this pricing supplement together with the accompanying prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these ETNs are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092.

This pricing supplement, together with the documents listed above, contains the terms of the ETNs and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in this pricing supplement and the accompanying prospectus supplement and prospectus, as the ETNs involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the ETNs. You should rely only on the information contained in this document or in any documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these ETNs. The information in this document may only be accurate on the date of this document.

The distribution of this pricing supplement and the accompanying prospectus supplement and prospectus and the offering of the ETNs in some jurisdictions may be restricted by law. If you possess this pricing supplement, you should find out about and observe these restrictions.

In this pricing supplement and the accompanying prospectus supplement and prospectus, unless otherwise specified or the context otherwise requires, references to “Credit Suisse”, the “Company”, “we”, “us” and “our” are to Credit Suisse AG, acting through its Nassau Branch, and references to “dollars” and “$” are to United States dollars.

i

SUMMARY

The following is a summary of terms of the ETNs, as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the ETNs. References to the “prospectus” mean our accompanying prospectus, dated March 25, 2009 and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated March 25, 2009.

We may, without providing you notice or obtaining your consent, create and issue ETNs in addition to those offered by this pricing supplement having the same terms and conditions as the ETNs. We may consolidate the additional ETNs to form a single class with the outstanding ETNs.

What Are the ETNs and How Do They Work?

The ETNs are medium-term notes of Credit Suisse AG (“Credit Suisse”), the return on which is linked to the performance of the Credit Suisse Merger Arbitrage Liquid Index (Net) (the “Index”).

We will not pay you interest during the term of the ETNs. The ETNs do not have a minimum redemption or repurchase amount and are fully exposed to any decline in the Index. Depreciation of the Index will reduce your payment at maturity, and you could lose your entire investment.

For a description of how the payment at maturity and upon repurchase, respectively, are calculated, please refer to the “Specific Terms of the ETNs—Payment at Maturity” and “—Payment upon Repurchase” sections herein.

The denomination and stated principal amount of each ETN is $20. Any ETNs issued in the future may be issued at a price higher or lower than the stated principal amount, based on the indicative value of the ETNs at that time. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the ETNs in the form of a global certificate, which will be held by DTC or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the ETNs by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the ETNs through the accounts those systems maintain with DTC. You should refer to the section “Description of Notes—Book-Entry, Delivery and Form” in the accompanying prospectus supplement and the section “Description of Debt Securities—Book-Entry System” in the accompanying prospectus.

What is the Index and who publishes the level of the Index?

The Index was created by Credit Suisse Alternative Capital, Inc., as index sponsor (the “Index Sponsor”) and uses a quantitative methodology to track a dynamic basket of securities held as long or short positions (the “Index Components”) and cash weighted in accordance with certain rules to include publicly announced merger and acquisition transactions that meet certain qualifying conditions.  It is designed to capture the spread, if any, between the price at which the stock of a target company trades after a proposed acquisition of such target company is announced and the price that the acquiring company has proposed to pay for the stock of such target company.  The spread between these two prices typically exists due to the uncertainty that the announced merger or acquisition will close and, if it closes, that such merger or acquisition will be at the initially proposed economic terms.

The Index was established on December 31, 2009 with an initial value of 1,000. The Index Components selected for inclusion in calculating the Index, as well as their respective weightings, are determined on each Rebalancing Date (as defined below in “The Index—Weighting and Rebalancing”). NYSE Arca, Inc., or another party designated by the Index Committee, will act as the calculation agent for the Index (the “Index Calculation Agent”) and will be responsible for the calculation of the level of the Index, using the data and methodologies described herein and as determined by the Index Committee. The Bloomberg ticker symbol for the Index is “CSLABMN <Index>”.

For more information, please refer to “The Index” in this pricing supplement.

How will payment at maturity or payment at repurchase be determined for the ETNs?

Unless your ETNs have been previously repurchased by us, either at your election or at ours, the ETNs will mature on October 6, 2020. Further details on the conditions and the procedures applicable to any such repurchase are set forth in this pricing supplement.

Payment at maturity

If your ETNs have not been previously repurchased by Credit Suisse, at maturity you will receive a cash payment in an amount equal to the closing value of your ETNs on the final valuation date.

The closing value of the ETNs on any trading day equals the quotient obtained by dividing the closing level of the Index on such trading day by the ETN divisor, minus the accrued fee amount as of such trading day.

The ETN divisor resets on the first calendar day of each calendar month, and represents accumulated fees applicable to the ETNs.  For the calendar month that includes the inception date, the ETN divisor equals 53.6185563813057, which is equal to the closing level of the Index on the calendar day prior to the inception date, divided by $20, which is the stated principal amount per ETN.  For any subsequent calendar month, the ETN divisor equals the closing level of the Index on the last calendar day of the previous calendar month (or, if such last calendar day is not a trading day, the level of the Index at 5:00 p.m., New York City time, on that day as determined by the calculation agent) divided by the closing value of the ETNs on such last calendar day of the previous calendar month (or, if such last calendar day is not a trading day, the indicative value of the ETNs at 5:00 p.m., New York City time, on that day).

As of any day (the “calculation day”), the accrued fee amount is equal to the sum, for each calendar day from and including the first calendar day in the calendar month that includes the calculation day to and including the calculation day, of:

ETN Closing Valuet-1 x Annual Investor Fee x 1/365

where ETN Closing Valuet-1 means the closing value of the ETNs on the previous calendar day (or, if such previous calendar day is not a trading day, the indicative value of the ETNs at 5:00 p.m., New York City time, on that day) and Annual Investor Fee means 0.55% per annum.

The indicative value of the ETNs at any time equals the quotient obtained by dividing the level of the Index at such time (based on the most recent reported value of the Index at such time or, if the day on which such time occurs is not a trading day, as determined by the calculation agent) by the ETN divisor, minus the accrued fee amount as of the day on which such time occurs.

The closing level of the Index on any trading day will be the closing level reported on the Bloomberg page “CSLABMN <Index>” or any successor page on Bloomberg or any successor service, as applicable, as determined by the Calculation Agent, provided that in the event a valuation date is not a component business day for any Index Component or a market disruption event exists on a valuation date, the Calculation Agent will determine the closing level of the Index for such valuation date according to the methodology described below in “Specific Terms of the ETNs—Market Disruption Events.”

Any payment you will be entitled to receive is subject to our ability to pay our obligations as they become due.

For a further description of how your payment at maturity will be calculated, see “—How Does the Calculation Agent Calculate the Payment on the ETNs?—Hypothetical Examples” below and “Specific Terms of the ETNs” in this pricing supplement.

Payment Upon Repurchase

We have the right to repurchase the ETNs in whole but not in part on any business day during the term of the ETNs beginning October 1, 2012 if, at anytime on or after October 1, 2012, the principal amount of the ETNs outstanding is $10,000,000 (500,000 ETNs) or less. This option will expire on September 24, 2020. In addition, upon the occurrence of certain events described in “Specific Terms of the Notes—Repurchase at Our Option,” we will have the right to repurchase the ETNs in whole but not in part. To repurchase the ETNs, we will deliver an irrevocable call notice to The Depository Trust Company (“DTC”). The trading day immediately succeeding the date the irrevocable call notice was delivered to DTC shall be the valuation date applicable to such repurchase.

At your election you may, subject to certain restrictions, offer your ETNs for repurchase by Credit Suisse on any business day during the term of the ETNs, beginning on October 6, 2010 (for an anticipated October 7, 2010 valuation date and a repurchase date of October 12, 2010) through September 24, 2020 (for an anticipated September 25, 2020 valuation date and a repurchase date of September 30, 2020), provided that you offer at least the applicable minimum repurchase amount (which will be $1,000,000 stated principal amount of ETNs (50,000 ETNs)) for repurchase and follow the procedures as described below. Credit Suisse Securities (USA) LLC (“CSSU”) will act as our agent in connection with any repurchases at your option and may charge investors an additional fee of up to $0.03 for each ETN repurchased.

If you choose to offer your ETNs for repurchase or they are repurchased at our option, you will receive a cash payment on the repurchase date in an amount equal to the “daily repurchase value,” which is the closing value of the ETNs on the applicable valuation date.

A repurchase date is the third business day following a valuation date. Unless your scheduled repurchase date is postponed because the valuation date is not a component business day for any Index Component ordue to a market disruption event, the final day on which Credit Suisse will repurchase your ETNs will be September 30, 2020. As such, you must offer your ETNs for repurchase no later than September 24, 2020.  The daily repurchase feature is intended to induce arbitrageurs to counteract any trading of the ETNs at a premium or discount to their indicative value, although there can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

Any payment you will be entitled to receive is subject to our ability to pay our obligations as they become due.

For a further description of how your payment upon repurchase will be calculated, see “—How Does the Calculation Agent Calculate the Payment on the ETNs?—Hypothetical Examples” below and “Specific Terms of the ETNs” in this pricing supplement.

General

If a market disruption event exists on any valuation date (including the final valuation date) or if such valuation date is not a component business day for any Index Component, Credit Suisse International, acting as the “Calculation Agent”, will postpone the determination of the closing level of the Index for such valuation date for up to six scheduled trading days. In addition, the Calculation Agent will determine the closing level of the Index for such valuation date according to the methodology described under “Specific Terms of the ETNs—Market Disruption Events” below. A “scheduled trading day” is any day that, but for the occurrence of a market disruption event, would have otherwise been a trading day. If the determination of the closing level of the Index for the final valuation date is postponed, the maturity date will also be postponed by an equal number of business days up to six business days. In addition, postponement of the determination of the closing level of the Index for a valuation date relating to a repurchase of ETNs will have the effect of postponing the corresponding repurchase date by an equal number of business days. Any such postponement or determinations by the Calculation Agent may adversely affect your return on the ETNs. In addition, no interest or other payment will be payable as a result of such postponement. For more information on market disruption events and their effect on the calculation of the payment you will receive at maturity or upon repurchase, see “Specific Terms of the ETNs—Market Disruption Events” and “—Payment at Maturity” and “—Payment Upon Repurchase”  in this pricing supplement.

In addition to the ETN divisor, which represents accumulated fees applicable to the ETNs, and the accrued fee amount, the Index is subject to an annual Index calculation fee of 0.5%, as described herein.  Because the Index calculation fee, the ETN divisor and the accrued fee amount reduce the amount of your return at maturity or upon repurchase by Credit Suisse, the level of the Index (before taking into account the Index calculation fee) must increase by an amount sufficient to offset the Index calculation fee, the ETN divisor and the accrued fee amount applicable to your ETNs (and the fee of up to $0.03 per ETN repurchased at your option, if you elect to have us purchase your ETNs) in order for you to receive at least the principal amount of your investment at maturity or upon repurchase. If the level of the Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon repurchase by Credit Suisse.

Will I Receive Interest on the ETNs?

No. We will not make any periodic payments of interest or any other payments on the ETNs during the term of the ETNs. Unless you elect to have your ETNs repurchased by Credit Suisse, you will not receive any payments on the ETNs prior to maturity of the ETNs.

How Do You Sell Your ETNs?

We intend to list the ETNs on NYSE Arca. If an active secondary market in the ETNs develops, we expect that investors will purchase and sell the ETNs primarily in this secondary market.  In addition, Credit Suisse may repurchase your ETNs as described herein.

How Do You Offer Your ETNs for Repurchase by Credit Suisse?

If you wish to offer your ETNs to Credit Suisse for repurchase, you and your broker must follow the following procedures:

•
Your broker must deliver a completed irrevocable Offer for Repurchase, a form of which is attached as Annex A to this pricing supplement, to Credit Suisse. If your irrevocable offer for repurchase is received after 4:00 p.m., New York City time, on a business day, you will be deemed to have made your offer for repurchase on the following business day. One portion of the Offer for Repurchase must be completed by you as beneficial owner of the ETNs and the other portion must be completed by your broker. You must offer at least the applicable minimum repurchase amount (which will be $1,000,000 stated principal amount of ETNs (50,000 ETNs)) for repurchase. Credit Suisse must acknowledge receipt from your broker in order for your offer to be effective.

•	Your broker must book a delivery vs. payment trade with respect to your ETNs on the applicable valuation date at a price equal to the applicable daily repurchase value, facing Credit Suisse.

•
Your broker must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable repurchase date (the third business day following the valuation date).

Different brokers and DTC participants may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm or other DTC participant through which you own your interest in the ETNs in respect of such deadlines. Any repurchase instructions that we receive in accordance with the procedures described above will be irrevocable.

What Are Some of the Risks of the ETNs?

An investment in the ETNs involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•
Uncertain Principal Repayment—You may receive less than the principal amount of your ETNs at maturity or upon repurchase. If the level of the Index decreases, or does not increase by an amount sufficient to offset the Index calculation fee, the ETN divisor and the accrued fee amount applicable to your ETNs, you will receive less, and possibly significantly less, than your original investment in the ETNs.

•	No Interest Payments—You will not receive any periodic interest payments on the ETNs.

•
A Trading Market for the ETNs May Not Develop—Although we intend to list the ETNs on NYSE Arca, a trading market for your ETNs may not develop. We are not required to maintain any listing of the ETNs on NYSE Arca or any other exchange.

•	Credit Risk of the Issuer—Any payments you are entitled to receive on your ETNs are subject to the ability of Credit Suisse to pay its obligations as they come due.

•
Requirements on Repurchases by Credit Suisse—You must offer at least the applicable minimum repurchase amount to Credit Suisse and satisfy the other requirements described herein for your offer for repurchase to be considered.

•
Your Offer for Repurchase Is Irrevocable—You will not be able to rescind your offer for repurchase after it is received by Credit Suisse, so you will be exposed to market risk in the event market conditions change after Credit Suisse receives your offer.

•
Uncertain Tax Treatment—No ruling is being requested from the Internal Revenue Service (“IRS”) with respect to the tax consequences of the ETNs. There is no direct authority dealing with securities such as the ETNs, and there can be no assurance that the IRS will accept, or that a court will uphold, the tax treatment described in this pricing supplement. In addition, you should note that the IRS and the U.S. Treasury Department have announced a review of the tax treatment of prepaid forward contracts. Accordingly, no assurance can be given that future tax legislation, regulations or other guidance may not change the tax treatment of the ETNs. Potential investors should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the ETNs, including possible alternative treatments.

•
Optional Repurchase Feature—Your ETNs may be repurchased on or after October 1, 2012 if the principal amount of the ETNs outstanding is $10,000,000 (500,000 ETNs) or less.  In addition, upon the occurrence of certain events described herein, we will have the right to repurchase your ETNs in whole but not in part. If your ETNs are repurchased by us, you will receive a cash payment in an amount equal to the daily repurchase value, which is the closing value of the ETNs on the applicable valuation date.

Is this the Right Investment for You?

The ETNs may be a suitable investment for you if:

•	You seek an investment with a return linked to the performance of the Index.

•
You believe the level of the Index will increase by an amount sufficient to offset the Index calculation fee, the ETN divisor and the accrued fee amount (and the fee of up to $0.03 per ETN repurchased at your option, if you elect to have us repurchase your ETNs) and to provide you with a satisfactory return on your investment during the term of the ETNs.

•	You are willing to accept the risk of fluctuations in the level of the Index.

•	You do not seek current income from this investment.

The ETNs may not be a suitable investment for you if:

•	You are not willing to be exposed to fluctuations in the level of the Index.

•	You seek a guaranteed return of principal.

•
You believe the level of the Index will decrease or will not increase by an amount sufficient to offset the Index calculation fee, the ETN divisor and the accrued fee amount during the term of the ETNs.

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•	You seek current income from your investment.

Does An Investment in the ETNs Entitle You to any Ownership Interests in the Index Components Comprising the Index?

No. An investment in the ETNs does not entitle you to any ownership interest or rights in the Index Components comprising the Index. You will not have any voting rights with respect to any Index Component, receive dividend payments or other distributions or have any other interest or rights in any Index Component merely as a result of your ownership of the ETNs.

Will the ETNs be distributed by affiliates of the Issuer?

Our affiliate, CSSU, a member of the Financial Industry Regulatory Authority (“FINRA”) will participate in the initial distribution of the ETNs on the initial settlement date and will likely participate in any future distribution of the ETNs. CSSU is expected to charge normal commissions for the purchase of any ETNs and may also receive all or a portion of the investor fee. Any offering in which CSSU participates will be conducted in compliance with the requirements of NASD Rule 2720 of FINRA regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, CSSU may not make sales in offerings of the ETNs to any of its discretionary accounts without the prior written approval of the customer. Please see the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

What is the U.S. Federal income tax treatment of an investment in the ETNs?

Please refer to “Certain U.S. Federal Income Tax Considerations” on page PS-34 for a discussion of certain U.S. federal income tax considerations for making an investment in the ETNs.

How has the Index performed historically?

Hypothetical historical values of the Index are provided in the section “The Index—Hypothetical Historical and Actual Historical Index Levels and Performance” in this pricing supplement. Past performance is based upon a certain set of data, estimates and assumption and is not necessarily indicative of how the Index would have performed under a different set of parameters or how the Index will perform in the future. In addition, the Index rules were revised on September 1, 2010 as described in “The Index” below. The Index performance prior to September 1, 2010 does not reflect the modification to the Index rules that took place on that date.

How Does the Calculation Agent Calculate the Payment on the ETNs?

Credit Suisse International, as Calculation Agent, will calculate payment at maturity or upon repurchase as the closing value of the ETNs on the applicable valuation date.

The closing value of the ETNs on any trading day equals the quotient obtained by dividing the closing level of the Index on such trading day by the ETN divisor, minus the accrued fee amount as of such trading day.

The ETN divisor resets on the first calendar day of each calendar month, and represents accumulated fees applicable to the ETNs.  For the calendar month that includes the inception date, the ETN divisor equals 53.6185563813057, which is equal to the closing level of the Index on the calendar day prior to the inception date, divided by $20, which is the stated principal amount per ETN.  For any subsequent calendar month, the ETN divisor equals the closing level of the Index on the last calendar day of the previous calendar month (or, if such last calendar day is not a trading day, the level of the Index at 5:00 p.m., New York City time, on that day as determined by the calculation agent) divided by the closing value of the ETNs on such last calendar day of the previous calendar month (or, if such last calendar day is not a trading day, the indicative value of the ETNs at 5:00 p.m., New York City time, on that day).

As of any day (the “calculation day”), the accrued fee amount is equal to the sum, for each calendar day from and including the first calendar day in the calendar month that includes the calculation day to and including the calculation day, of:

ETN Closing Valuet-1 x Annual Investor Fee x 1/365

where ETN Closing Valuet-1 means the closing value of the ETNs on the previous calendar day (or, if such previous calendar day is not a trading day, the indicative value of the ETNs at 5:00 p.m., New York City time, on that day) and Annual Investor Fee means 0.55% per annum.

The indicative value of the ETNs at any time equals the quotient obtained by dividing the level of the Index at such time (based on the most recent reported value of the Index at such time or, if the day on which such time occurs is not a trading day, as determined by the calculation agent) by the ETN divisor, minus the accrued fee amount as of the day on which such time occurs.

The closing level of the Index on any trading day will be the closing level reported on the Bloomberg page “CSLABMN <Index>” or any successor page on Bloomberg or any successor service, as applicable, as determined by the Calculation Agent, provided that in the event a valuation date is not a component business day for any Index Component or a market disruption event exists on a valuation date, the Calculation Agent will determine the closing level of the Index for such valuation date according to the methodology described below in “Specific Terms of the ETNs—Market Disruption Events.”

Because the Index calculation fee, the ETN divisor and the accrued fee amount reduce the amount of your return at maturity or upon repurchase by Credit Suisse, the level of the Index (before taking into account the Index calculation fee) must increase by an amount sufficient to offset the Index calculation fee, the ETN divisor and the accrued fee amount applicable to your ETNs (and the fee of up to $0.03 per ETN repurchased at your option, if you elect to have us repurchase your ETNs) in order for you to receive at least the principal amount of your investment at maturity or upon repurchase of your ETNs by Credit Suisse. If the level of the Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon repurchase of your ETNs by Credit Suisse.

HYPOTHETICAL EXAMPLES

The following examples show how the ETNs would perform in hypothetical circumstances, assuming an initial index level of 1,000 and reflecting the $20.00 stated principal amount of each ETN. We have included four examples: one in which the level of the Index increases at a constant rate of 10% each year, one in which the level of the Index increases at an accelerating rate, one in which the level of the Index decreases at an accelerating rate and one in which the level of the Index increases and then decreases over the term of the ETNs.  These examples highlight the behavior of the closing value of the ETNs at the end of each year in different circumstances. The figures in these examples have been rounded for convenience.  Although your payment upon repurchase would be based on the closing value of the ETNs, which is calculated in the manner illustrated in the examples below, you should be aware that CSSU, our agent for any repurchases at your option, may charge a fee of up to $0.03 per ETN repurchased.  Any payment you will be entitled to receive is subject to our ability to pay our obligations as they become due.

For purposes of the calculation in this table, each year is assumed to have 365 days.

Example 1. Assumptions: This example assumes that the level of the Index has increased by approximately 159% over the term of the ETNs.

A	B	C	D	E
Year	Index Level	Closing Value	Annualized Index Return	Annualized Product Return
0	1,000.00	20.00	n/a	n/a
1	1,100.00	21.88	10.00%	9.40%
2	1,210.00	23.94	10.00%	9.40%
3	1,331.00	26.19	10.00%	9.40%
4	1,464.10	28.65	10.00%	9.40%
5	1,610.51	31.34	10.00%	9.40%
6	1,771.56	34.29	10.00%	9.40%
7	1,948.72	37.51	10.00%	9.40%
8	2,143.59	41.03	10.00%	9.40%
9	2,357.95	44.89	10.00%	9.40%
10	2,593.74	49.11	10.00%	9.40%

Example 2. Assumptions: This example assumes that the level of the Index has increased by approximately 1042% over the term of the ETNs.

A	B	C	D	E
Year	Index Level	Closing Value	Annualized Index Return	Annualized Product Return
0	1,000.00	20.00	n/a	n/a
1	1,118.00	22.24	11.80%	11.19%
2	1,290.18	25.52	15.40%	14.77%
3	1,535.32	30.21	19.00%	18.35%
4	1,882.31	36.83	22.60%	21.93%
5	2,375.49	46.23	26.20%	25.52%
6	3,083.40	59.68	29.80%	29.10%
7	4,113.29	79.19	33.40%	32.68%
8	5,635.25	107.90	37.00%	36.26%
9	7,923.22	150.88	40.60%	39.84%
10	11,425.38	216.40	44.20%	43.42%

Example 3. Assumptions: This example assumes that the level of the Index has decreased by approximately 96.6% over the term of the ETNs.

A	B	C	D	E
Year	Index Level	Closing Value	Annualized Index Return	Annualized Product Return
0	1,000.00	20.00	n/a	n/a
1	881.89	17.54	-11.81%	-12.30%
2	745.98	14.76	-15.41%	-15.88%
3	604.15	11.88	-19.01%	-19.46%
4	467.54	9.15	-22.61%	-23.04%
5	344.99	6.71	-26.21%	-26.62%
6	242.14	4.68	-29.81%	-30.20%
7	161.23	3.10	-33.41%	-33.78%
8	101.55	1.94	-37.01%	-37.37%
9	60.31	1.15	-40.61%	-40.95%
10	33.64	0.64	-44.21%	-44.53%

Example 4. Assumptions: This example assumes that the level of the Index has decreased by approximately 59% over the term of the ETNs.

A	B	C	D	E
Year	Index Level	Closing Value	Annualized Index Return	Annualized Product Return
0	1,000.00	20.00	n/a	n/a
1	1,081.90	21.52	8.19%	7.60%
2	1,131.56	22.38	4.59%	4.02%
3	1,142.76	22.48	0.99%	0.44%
4	1,112.92	21.77	-2.61%	-3.15%
5	1,043.80	20.31	-6.21%	-6.73%
6	941.40	18.22	-9.81%	-10.31%
7	815.14	15.69	-13.41%	-13.89%
8	676.47	12.95	-17.01%	-17.47%
9	537.04	10.22	-20.61%	-21.05%
10	407.01	7.70	-24.21%	-24.63%

RISK FACTORS

The ETNs are senior unsecured debt obligations of Credit Suisse AG (“Credit Suisse”). The ETNs are Senior Medium-Term Notes as described in the accompanying prospectus supplement and prospectus and are riskier than ordinary unsecured debt securities. The return on the ETNs is linked to the performance of the Index. Investing in the ETNs is not equivalent to investing directly in the securities tracked by the Index (each, an “Index Component” and together the “Index Components”) or the Index itself. See “The Index” below for more information.

This section describes the most significant risks relating to an investment in the ETNs. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus supplement and prospectus before investing in the ETNs.

The ETNs Do Not Have a Minimum Redemption or Repurchase Amount and You May Lose All or a Significant Portion of Your Investment in the ETNs

The ETNs do not have a minimum redemption or repurchase amount and you may receive less, and possibly significantly less, at maturity or upon repurchase than the amount you originally invested. Our cash payment on your ETNs at maturity or upon repurchase will be based primarily on any increase or decrease in the level of the Index, and will be reduced by the Index calculation fee, the ETN divisor and the accrued fee amount (and the fee of up to $0.03 per ETN repurchased at your option, if you elect to have us repurchase your ETNs). You may lose all or a significant amount of your investment in the ETNs if the level of the Index decreases substantially. Any payment you will be entitled to receive is subject to our ability to pay our obligations as they become due.

The ETNs are Subject to the Credit Risk of Credit Suisse

Although the return on the ETNs will be based on the performance of the Index, the payment of any amount due on the ETNs, including any payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependant on Credit Suisse’s ability to pay all amounts due on the ETNs, and therefore investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the market value of the ETNs prior to maturity.

Your Return at Maturity or upon Repurchase Will be Reduced by the Fees and Charges Associated with the ETNs and the Index

The value of the Index used to calculate the payment at maturity or upon repurchase will be reduced by an accruing Index calculation fee, established by the Index Committee, at 0.5% per annum. This fee is built into the calculation of the level of the Index and, as a result, the closing level of the Index will be less than it would be if such fee were not included.

In addition to the Index calculation fee, the ETN divisor and the accrued fee amount reduce the amount of your return at maturity or upon repurchase by Credit Suisse, and therefore the level of the Index (before taking into account the Index calculation fee) must increase by an amount sufficient to offset the Index calculation fee, the ETN divisor and the accrued fee amount applicable to your ETNs (and the fee of up to $0.03 per ETN repurchased at your option, if you elect to have us repurchase your ETNs) in order for you to receive at least the principal amount of your investment at maturity or upon repurchase of your ETNs by Credit Suisse. If the level of the Index decreases or does not increase sufficiently to offset the impact of the investor fee, you will receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon repurchase of your ETNs by Credit Suisse.

A Fee of up to $0.03 per ETN may be Charged upon a Repurchase at your Option

CSSU will act as our agent in connection with any repurchases at your option and may charge a fee of up to $0.03 per ETN repurchased. The imposition of this fee will mean that you will not receive the full amount of the daily repurchase value upon a repurchase at your option.

You Will Not Benefit from Any Increase in the Level of the Index if Such Increase Is Not Reflected in the Level of the Index on the Applicable Valuation Date

Increases in the level of the Index during the term of the ETNs but before the applicable valuation date (including the final valuation date) are not considered in the calculation of the payment due to you at maturity or upon repurchase of your ETNs. The Calculation Agent will determine the payment amount by comparing the initial index level only with the closing level of the Index on the applicable valuation date. No other closing level of the Index will be taken into account.

If the closing level of the Index on the applicable valuation date (including the final valuation date) does not reflect an increase from the initial index level sufficient to offset the impact of the Index calculation fee, the ETN divisor and the accrued fee amount (and the fee of up to $0.03 per ETN repurchased at your option, if you elect to have us repurchase your ETNs) between the inception date and the applicable valuation date (including the final valuation date), we will pay you less, and possibly significantly less, than the principal amount of your ETNs at maturity or upon repurchase by Credit Suisse. This will be true even if the level of the Index as of a particular date or dates prior to the applicable valuation date (including the final valuation date) would have been high enough to offset the impact of such fees and charges. In addition, the intraday indicative value of the ETNs published under the symbol CSMA will be based on the intraday values of the Index rather than its closing level. Because an intraday indicative value of the ETNs may vary significantly from the value of the ETNs determined based on a closing level of the Index, the payment you receive at maturity or upon repurchase of the ETNs may vary significantly from the payment you would receive if such payment was determined based on the intraday indicative value of the ETNs.

There Are Restrictions on the Minimum Number of ETNs you May Offer to Credit Suisse for Repurchase

Credit Suisse will repurchase your ETNs at your election only if you are offering at least the applicable minimum repurchase amount for any single repurchase and you have followed the procedures for repurchase detailed herein. The minimum repurchase amount and the procedures involved in the offer of any repurchase represent substantial restrictions on your ability to cause Credit Suisse to repurchase your ETNs. If you own ETNs with an aggregate stated principal amount of less than the applicable minimum repurchase amount, you will not be able to cause Credit Suisse to repurchase your ETNs. If your irrevocable offer for repurchase is received after 4:00 p.m., New York City time, on a business day, you will be deemed to have made your offer for repurchase on the following business day. Also, unless the scheduled repurchase date is postponed because the valuation date is not a component business day for any Index Component or due to a market disruption event, the final day on which Credit Suisse will repurchase your ETNs will be September 30, 2020. As such, you must offer your ETNs for repurchase no later than September 24, 2020. A repurchase date is the third business day following the applicable valuation date. See “Specific Terms of the ETNs—Repurchase Procedures” for more information.  The daily repurchase feature is intended to induce arbitrageurs to counteract any trading of the ETNs at a premium or discount to their indicative value. There can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

You will not know the Daily Repurchase Value you will Receive at the Time an Election is Made to Repurchase your ETNs.

You will not know the daily repurchase value you will receive at the time you elect to request that we repurchase your ETNs or that we elect to repurchase your ETNs. You will not know the daily repurchase value until after the applicable valuation date, which shall be the trading day immediately following the business day on which either you deliver the repurchase offer to Credit Suisse or on which we deliver a call notice to DTC. We will pay you the daily repurchase value, if any, on the repurchase date, which is the third business day following the applicable valuation date. The determination of the closing level of the Index for that valuation date, and the repurchase date, will be postponed if such valuation date is not a component business day for any Index Component or if a market disruption event exists on that valuation date, as provided herein. See “Specific Terms of the ETNs—Payment Upon Repurchase.” As a result, you will be exposed to market risk in the event the market fluctuates between the time either you deliver the repurchase offer to Credit Suisse or on which we deliver a call notice to DTC and the applicable valuation date.

Credit Suisse May Repurchase Your ETNs at its Option under Certain Scenarios

We have the right to repurchase your ETNs in whole and not in part on or after October 1, 2012, if the principal amount of the ETNs outstanding on or after such date is $10,000,000 (500,000 ETNs) or less. In addition, we have the right to repurchase your ETNs in whole and not in part upon the occurrence of certain events described in “Specific Terms of the Notes—Repurchase at Our Option.”

The amount you may receive upon a repurchase by Credit Suisse may be less than the amount you would receive on your investment at maturity or if you had elected to have Credit Suisse repurchase your ETNs at a time of your choosing. If Credit Suisse exercises its right to repurchase your ETNs, you will receive a cash payment in an amount equal to the daily repurchase value, which is the closing value of the ETNs on the applicable valuation date. Credit Suisse has no obligation to take your interests into account when deciding whether to call the ETNs.

The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors

The market value of your ETNs may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell the ETNs in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the ETNs. We expect that generally the level of the Index will affect the market value of the ETNs more than any other factor. Other factors that may influence the market value of the ETNs include:

•	the time remaining to the maturity of the ETNs;

•
supply and demand for the ETNs, including inventory positions with any market maker (the supply and demand for the ETNs may be affected by the amount of ETNs we decide to issue and we are under no obligation to issue any ETNs);

•	economic, financial, political, regulatory or judicial events that affect the market for mergers and acquisitions, the level of the Index or the values of the Index Components;

•
the exchange rate and the volatility of the exchange rate between the U.S. dollar and foreign currencies, to the extent that any of the Index Components are denominated in a currency other than the currency in which the Index is denominated;

•	the prevailing rate of interest; and

•	the actual or perceived creditworthiness of Credit Suisse.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.

The ETNs May Not Be a Suitable Investment for You

The ETNs may not be a suitable investment for you if you are not willing to be exposed to fluctuations in the level of the Index; you seek a guaranteed return of principal; you believe the level of the Index will decrease or will not increase by an amount sufficient to offset the impact of the Index calculation fee, the ETN divisor and the accrued fee amount during the term of the ETNs (and the fee of up to $0.03 per ETN repurchased at your option, if you elect to have us repurchase your ETNs); you prefer the lower risk and therefore accept the potentially lower but more predictable returns of fixed income investments with comparable maturities and credit ratings; or you seek current income from your investment.

You Will Not Have any Rights in the Index Components

The Index uses a quantitative methodology to track a dynamic basket of Index Components and cash.  As an owner of the ETNs, you will not have the rights that investors in the Index Components have. You will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, any Index Component and you will not be entitled to receive dividend payments or other distributions, if any, made on the Index Components.

Your Return will not Reflect the Return of Owning Instruments Whose Returns Track the Individual Index Components

The individual Index Components change from time to time and will in some cases reflect a negative Net Weight (as defined below under “Index”), resulting in effective “short” positions with respect to Index Components with a negative Net Weight. As a result, the yield to the maturity date of the ETNs will not produce the same yield as that of other investments with the same term which are based solely on the performance of a fixed portfolio of the Index Components. In addition, the fees and charges associated with the Index, as described above under “—You May Receive Less Than the Principal Amount of Your ETNs Due to the Fees Associated with the ETNs and the Index” will result in the return on an investment in the ETNs being less than the return on a similar investment in ETNs or other instruments tracking the Index Components. The trading value of the ETNs and final return on the ETNs may also differ from the results of the Index for the reasons described under “—The ETNs are Subject to the Credit Risk of Credit Suisse.”

Furthermore, to the extent that a portion of the Index reflects a positive cash position, your return on an investment in the ETNs may be less than the return on a similar investment in ETNs or other instruments tracking the Index Components (to the extent that the return on such ETNs or other instruments exceeds the Federal Funds rate).

There May Not Be an Active Trading Market in the ETNs; Sales in the Secondary Market May Result in Significant Losses

There is currently no secondary market for the ETNs. Although we intend to list the ETNs on NYSE Arca under the symbol “CSMA”, a trading market for your ETNs may not develop. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the ETNs. In addition, no assurances can be given as to the approval of the ETNs for listing or, if listed, the continuation of the listing during the term of the ETNs. We are not required to maintain any listing of the ETNs on NYSE Arca or any other exchange or quotation system.

We or Our Affiliates May Have Economic Interests Adverse to Those of the Holders of the ETNs.

Because our affiliates, Credit Suisse International, is initially acting as the Calculation Agent for the ETNs, and Credit Suisse Alternative Capital, Inc., is the Index Sponsor, potential conflicts of interest may exist between these affiliates and you, including with respect to certain determinations and judgments that they must make in determining amounts due to you, either at maturity or upon repurchase of the ETNs or the composition or methodology of the Index.

In addition, Credit Suisse and other affiliates of ours expect to engage in trading activities related to the Index Components, futures or options on the Index Components or the Index, or other derivative instruments with returns linked to the performance of Index Components or the Index, for their accounts and for other accounts under their management. Credit Suisse and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked or related to the performance of the Index or the Index Components. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the ETNs. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the ETNs. Any of these trading activities could potentially affect the level of the Index and, accordingly, could affect the value of the ETNs and the amount payable to you at maturity or upon repurchase, as applicable.

We or our affiliates may currently or from time to time engage in business with the issuers of the Index Components, including extending loans to, making equity investments in, or providing advisory services to, them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. In addition, we or one or more of our affiliates may publish research reports or otherwise express views or provide recommendations about the issuers of the Index Components. Any such views or recommendations may be inconsistent with purchasing or holding the ETNs.  Any prospective purchaser of ETNs should undertake such independent investigation of each company whose stock is included as an Index Component as in its judgment is appropriate to make an informed decision with respect to an investment in the ETNs.

With respect to any of the activities described above, neither Credit Suisse nor its affiliates have any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

The Liquidity of the Market for the ETNs May Vary Materially Over Time

As stated on the cover of this pricing supplement, we intend to sell a small portion of the ETNs on the initial settlement date, and additional ETNs will be offered and sold from time to time through CSSU, an affiliate of ours.  Also, the number of ETNs outstanding could be reduced at any time due to repurchases of the ETNs by Credit Suisse as described in this pricing supplement. Accordingly, the liquidity of the market for the ETNs could vary materially over the term of the ETNs. While you may elect to offer your ETNs for repurchase by Credit Suisse prior to maturity, such repurchase is subject to the restrictive conditions and procedures described elsewhere in this pricing supplement, including the condition that you must offer at least the applicable minimum repurchase amount to Credit Suisse at one time for repurchase on any repurchase date.

If a Valuation Date is not a Component Business Day for any Index Component or if a Market Disruption Event Exists on a Valuation Date (Including the Final Valuation Date), the Calculation Agent Will Postpone the Determination of the Closing Level of the Index for such Valuation Date (and, In the Case of the Final Valuation Date, the Maturity Date) and will Determine the Closing Level of the Index Applicable to such Valuation Date According to the Methodology Described Below

The determination of the closing level of the Index on a valuation date, including the final valuation date, will be postponed if such valuation date is not a component business day for any Index Component or if the Calculation Agent determines that a market disruption event exists on such valuation date. If postponement of the determination of the closing level of the Index on a valuation date occurs, the Calculation Agent shall determine the closing level of the Index for such valuation date by reference to the value of each Index Component for which such valuation date is a component business day and that is unaffected by market disruption event determined on the originally scheduled valuation date and the value of each Index Component for which such valuation date is not a component business day or that is affected by the market disruption event determined based upon the closing value of such affected Index Component on the first day immediately succeeding such scheduled valuation date that is a component business day for such Index Component on which neither the Index nor such Index Component is affected by a market disruption event. The closing level of the Index as determined by the Calculation Agent may differ from any published closing level of the Index. In no event, however, will the determination of the closing level of the Index for a valuation date be postponed more than six scheduled trading days. If the determination of the closing level of the Index for a valuation date is postponed for six scheduled trading days, the value of any affected Index Component and the closing level of the Index will be determined (or, if not determinable, estimated) by the Calculation Agent in a manner that is commercially reasonable under the circumstances on the sixth scheduled trading day after the originally scheduled valuation date. If the determination of the closing level of the Index for the final valuation date is postponed, the maturity date will also be postponed by an equal number of business days.  Because a repurchase date is the third business day following the applicable valuation date, postponement of a valuation date will have the effect of postponing the corresponding repurchase date by an equal number of business days.  Any such postponement or determinations by the Calculation Agent may adversely affect your return on the ETNs. In addition, no interest or other payment will be payable as a result of such postponement. Notwithstanding the foregoing, the determination of the closing level of the Index solely for purposes of calculating the ETN divisor or any accrued fee amount on any trading day that is also a valuation date will not be postponed as a result of such day not being a component business day for any Index Component or as a result of a market disruption event occurring on such day.

You Will Have No Rights Against the Entities with Discretion Over the Index or the Issuers of the Index Components

As an owner of the ETNs, you will have no rights against the Index Committee, the Index Sponsor or the Index Calculation Agent (each as defined below under “The Index”), even though the amount you receive at maturity or upon repurchase of your ETNs by Credit Suisse will depend on the level of the Index. By investing in the ETNs, you will not acquire any interest in any Index Component and you will not receive any dividends or other distributions, if any, with respect to any Index Component. Your ETNs will be paid in cash, and you will have no right to receive delivery of any Index Component. The issuers of the Index Components are not in any way involved in this offering and have no obligations relating to the ETNs or to the holders of the ETNs.

The ETNs do not Pay Interest

We will not pay interest on the ETNs. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the payment at maturity is based on the appreciation or depreciation of the Index. Because the payment due at maturity may be less than the amount originally invested in the ETNs, the return on the ETNs (the effective yield to maturity) may be negative. Even if it is positive, the return payable on the ETNs may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

The U.S. Federal Income Tax Treatment of an Investment in the ETNs is Uncertain

No ruling is being requested from the Internal Revenue Service (“IRS”) with respect to the tax treatment of an investment in the ETNs. There is no direct authority dealing with securities such as the ETNs, and there can be no assurance that the IRS will accept, or that a court will uphold, the tax treatment described in this pricing supplement. In addition, you should note that the IRS and the U.S. Treasury Department have announced a review of the tax treatment of prepaid forward contracts. Accordingly, no assurance can be given that future tax legislation, regulations or other guidance may not change the tax treatment of the ETNs. Potential investors should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the ETNs, including possible alternative treatments. Please see the discussion under “Certain U.S. Federal Income Tax Considerations” in this pricing supplement for more details.

Our Hedging Activity May Affect the Value of the Index Components and Therefore the Market Value of the ETNs

We expect to hedge our obligations under the ETNs through one or more of our affiliates. This hedging activity will likely involve trading in the Index Components or in other instruments, such as options, swaps or futures, based upon the Index or the Index Components. This hedging activity could affect the value of the Index Components and therefore the market value of the ETNs. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the ETNs declines.

We may also issue other securities or issue or enter into other financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we could adversely affect the market value of the ETNs.

With respect to any of the activities described above, we have no obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

The Index has Limited History and May Perform in Unexpected Ways

The Index began publishing on December 31, 2009 and, therefore, has a limited history. We have calculated hypothetical historical performance data to illustrate how the Index may have performed had it been created in the past, but those calculations are subject to many limitations. Unlike actual historical performance, such calculations do not reflect actual trading, liquidity constraints, fees and other costs. In addition, the models used to calculate these hypothetical returns are based on certain data, assumptions and estimates. Different models or models using different data assumptions, and estimates might result in materially different hypothetical performance.

The ETNs May be Subject to Foreign Currency Risk if One or More of the Index Components is a Foreign Equity Security

If the Index contains an Index Component that is a security denominated in, or with a functional currency that is, a currency other than U.S. dollars, the ETNs, which are denominated in U.S. dollars, are subject to foreign currency risk because the return on the ETNs is linked to the performance of the Index, the value of which is partly dependent on such Index Component that is denominated in a currency other than U.S. dollars. Foreign currency risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the Index Components, the level of the Index and the value of the ETNs.

An Investment in the ETNs may be Subject to Risks Associated with non-U.S. Securities Markets

The Index Components included in the Index may have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility and governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission (the “SEC”), and generally non-U.S. companies are subject to accounting, corporate governance, disclosure, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws and other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

The economies of emerging market countries in particular face several concerns, including the relatively unstable governments which may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and which may have less protection of property rights than more developed countries. These economies may also be based on only a few industries, be highly vulnerable to changes in local and global trade conditions and may suffer from extreme and volatile debt burdens or inflation rates. In addition, local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible. The risks of the economies of emerging market countries are relevant for securities linked to the Index which includes Index Components composed of securities traded in one or more emerging market countries.

Adjustments to the Index Could Adversely Affect the ETNs

NYSE Arca, Inc., the Index Calculation Agent, is responsible for calculating and maintaining the Index. In certain circumstances, the Index Calculation Agent and the Index Committee can delete or substitute the Index Components or make other methodological changes that could change the value of the Index at any time. The Index Committee may discontinue or suspend calculation or dissemination of the Index.

If one or more of these events occurs, the calculation of the amount payable at maturity or upon repurchase could be adjusted to reflect such event or events. Please refer to “The Index—Index Component Adjustments.” Any of these actions could adversely affect the amount payable at maturity or repurchase and/or the market value of the ETNs.

We are Affiliated with the Sponsor of the Index and Certain of Our Employees or Employees of Our Affiliates are Members of the Index Committee; Conflicts of Interest May Exist

The methodology and rules for the Index were developed by the Index Sponsor, Credit Suisse Alternative Capital, Inc., an affiliate of Credit Suisse. The Index is rebalanced periodically by the Index Sponsor and the Index Sponsor is responsible for the calculations used to determine the level of the Index. The Index Sponsor has the ability to take certain actions with respect to the calculations of the Index, including actions that could affect the level of the Index or your securities. Because determinations made by the Index Sponsor may affect the redemption amount, potential conflicts of interest may exist between us and the Index Sponsor and you. In addition, because our employees or employees of our affiliates are members of the Index Committee for the Index, potential conflicts of interest may exist between us and the committee and you. The Index Committee is the final authority on the Index and the interpretation of the Index Methodology. Neither we nor the Index Sponsor, or the Index Committee will have any obligation to consider your interests as a holder of the ETNs in taking any actions that may affect the level of the Index and therefore the value of your ETNs.

Any of the Proposed Merger Transactions Reflected in the Index may not be Completed, which could Adversely Affect the Performance of the Index and the Return on the ETNs

The Index is designed to capture the spread, if any, between the price at which a target company (the “Target”) trades after a proposed acquisition by merger of the Target is announced and the price that the acquiring company (the “Acquirer”) has proposed to pay for the Target. The spread between these two prices typically exists due to the uncertainty that the announced merger will close and, if it closes, that such merger will be at the initially proposed economic terms.  For a successful merger transaction, the spread is expected to approach zero by the closing date of the merger. There is no assurance that any of the transactions reflected in the Index will be successfully completed. In particular, in certain market conditions, it is possible that most or all of the transactions would not be completed. If any merger transaction reflected in the Index is not completed, the spread between the price offered for the Target and the price at which the shares of the Target trade is expected to widen. This could adversely affect the performance of the Index and the return on the ETNs.

If the Stock of any Acquirer Included in the Index Ceases to be “Easy to Borrow,” the Stocks of such Acquirer and the Corresponding Target will be Removed from the Index and will not be Eligible for Inclusion for One Year

In transactions where the Acquirer proposes to purchase the shares of the Target by exchanging its own stock for the Target or exchanging a combination of cash and its own stock for the stock of the Target, the Index Components at all times will be limited to companies involved in transactions in which the stock of the Acquirer is “easy to borrow”. If the stock of the Acquirer included in the Index subsequently ceases to be “easy to borrow”, the stocks of both such Acquirer and the corresponding Target will be removed from the Index, and neither stock will be eligible for inclusion in the Index for one year. A stock is considered easy to borrow if such stock is available to be borrowed at what is then considered to be a market average fee that is applicable to stock borrow transactions, as determined by the sponsor of the Index in its sole and absolute discretion.  When a stock is so removed from the Index, the exposure to such stock in the Index is converted into a cash position reflecting the market value of the stock at the time it is removed. The removal of the stocks of an Acquirer and the corresponding Target from the Index could have an adverse effect on the performance of the Index and consequently on the return on the ETNs. In particular, once a stock has been removed from the Index, the Index will no longer benefit from any beneficial movement of such stock.

The Index may Not be Fully Invested in Merger Transactions and may Reflect a Large Cash Position

The Index will hold a large position in cash if, at any time, only a few or no merger transactions meet the requirements for inclusion in the Index. The Index Methodology (as defined below) sets forth certain limits on the weight of any stock in the Index. Since no stock can exceed such weight limit in the Index, once the Index has been populated with all stocks that are eligible for inclusion at any time, any remaining capacity in the Index will reflect a cash position. The level of the Index will not reflect the returns, if any, of the merger arbitrage strategy underlying the Index with respect to the portion of the Index that is invested in cash.

Exposures to Short Positions in the Index Components may Adversely Affect Your Return on the ETNs

Some Index Components will be negatively weighted (effectively reflecting a “short” position) and positive performance of Index Components that reflect a short position will have a negative impact on the level of the Index.  Unlike long positions, short positions are subject to unlimited risk of loss because there is no limit on the amount by which the price that the relevant asset may appreciate before the short position is closed.  It is possible that any short position included in the Index may appreciate substantially with an adverse impact on the level of the Index and therefore the value of your ETNs.

THE INDEX

The Credit Suisse Merger Arbitrage Liquid Index (Net) (the “Index”) was created by Credit Suisse Alternative Capital, Inc. (the “Index Sponsor”).  The Index uses a quantitative methodology to track a dynamic basket of securities held as long or short positions (the “Index Components”) and cash weighted in accordance with rules described below to reflect publicly announced merger and acquisition transactions that meet certain qualifying conditions.  The Index is governed by the set of rules specified below and does not track all possible merger or other acquisition transactions or any funds focused on merger and acquisition transactions.  The Index was established on December 31, 2009 with an initial value of 1,000.  Information contained in the Bloomberg page referenced below is not incorporated by reference herein.

Overview

The Index is designed to capture the spread, if any, between the price at which the stock of a company (each such company, a “Target”) trades after a proposed acquisition of such Target is announced and the price that the acquiring company (the “Acquirer”) has proposed to pay for the stock of Target.  The spread between these two prices typically exists due to the uncertainty that the announced merger or acquisition will close, and if it closes, that such merger or acquisition will be at the initially proposed economic terms.  For successful transactions, the spread is expected to approach zero by the closing date of the transaction.  The size of the spread itself will depend on the perceived risk of the deal closing, as well as the length of time expected until the deal is completed.

If the Acquirer proposes to buy the Target by exchanging only cash for the stock of the Target (a “Cash Transaction”), the Index will generally reflect a long position in the stock of the Target and no position in the stock of the Acquirer.  If the transaction is completed (a “Completed Deal”), the Index will reflect the long position in the Target’s stock being converted into a cash position on the closing date of such Completed Deal, but will not reflect any interest accrual on such cash position until the next Rebalancing Date.

If the Acquirer proposes to buy the Target by exchanging its own stock for the stock of the Target (a “Stock Transaction”) or a combination of cash and its own stock (a “Cash and Stock Transaction”), the Index will generally reflect a long position in the stock of the Target and a proportional short position in the stock of the Acquirer based on the exchange ratio (the “Exchange Ratio”) for the transaction.  If the transaction is completed, the Index will reflect the long position in the Target’s stock being converted into a long position in the stock of the Acquirer (and a cash position in the case of a Cash and Stock Transaction) based on the Exchange Ratio, and such long position will be netted against the original short position in the Acquirer’s stock.  The Index will reflect 70% of any cash dividends paid on long Index Components, minus 100% of any cash dividends paid on any short Index Components, in each case on the ex-dividend date and converted into United States dollars if necessary, but will not reflect any interest accrual on the resulting cash position until the calendar day following the next Rebalancing Date.

Index Methodology – Index Universe

The Index Components consist of long positions in Target stocks and, in the case of Stock Transactions and Cash and Stock Transactions, short positions in Acquirer stocks that are the subject of a transaction reported on Bloomberg Professional Service (or such other service as selected by the Index Committee (as defined below), the “Reporting Service”) in which the Acquirer has announced or announces its intention to purchase the Target in a transaction in which no new public company would be formed (a “Deal”).

If the Reporting Service announces that a previously announced Deal has failed (a “Broken Deal”), then the stocks of both the Acquirer and the Target will be removed from the Index and the Index will reflect a net cash position reflecting the sale of the long position in the Target’s stock and the close-out of any short position in the Acquirer’s stock as of, and based on the closing price of such stock on, the fifth trading day following the date of such subsequent announcement, but will not reflect any interest accrual on such cash position until the next Rebalancing Date.  If such subsequent announcement is made after 6:00 p.m., New York City time, on a trading day, it will be considered to have been made on the immediately following trading day.  If, however, the Index Sponsor determines in its sole and absolute discretion that the Index Sponsor or any of its affiliates would be precluded from purchasing or selling shares of either such Acquirer or such Target due to considerations relating to applicable laws or regulations, then the adjustments to the index reflecting both the sale of the long position in such Target’s stock and the close-out of the short position in such Acquirer’s stock will not occur until such time as the Index Sponsor concludes that it and its affiliates would not be so precluded from purchasing or selling shares of either such Acquirer or such Target.

If an Acquirer makes a new offer for the Target with a different Exchange Ratio or other different material terms or a new offer in which transaction shifts from a Cash Transaction to a Stock Transaction or Cash and Stock Transaction (or vice versa), the Deal reflected by the original terms will be deemed a “Broken Deal” and the Deal on the new terms will be considered for inclusion in the Index Universe (as defined below).

If the listing of shares of either the Acquirer or Target is suspended on the principal exchange on which such shares are traded, then the stocks of both the Acquirer and the Target will be removed from the Index on the date of the suspension and not reinvested until the next Rebalancing Date.  For an Index Component whose shares have been suspended, the sale of the long position or the close-out of any short position will be based on the Index Calculation Agent’s estimate of the price that would have prevailed on the relevant exchange (as determined by the Index Calculation Agent in its sole discretion); for an Index Component whose shares have not been suspended, the Index will reflect the removal of such stock on the from the Index based on the closing price of such shares on the date of such suspension. If, however, the Index Sponsor determines in its sole and absolute discretion that the Index Sponsor or any of its affiliates would be precluded from purchasing or selling shares of either such Acquirer or such Target due to considerations relating to applicable laws or regulations, then the adjustments to the index reflecting both the sale of the long position in such Target’s stock and the close-out of the short position in such Acquirer’s stock will not occur until such time as the Index Sponsor concludes that it and its affiliates would not be so precluded from purchasing or selling shares of either such Acquirer or such Target.

All determinations regarding the effect on the Index of any announcement by any party to a Deal or a potential Deal will be made by the Index Committee in its sole and absolute discretion.

Liquidity Constraints

The Index Components are limited to companies that are the subject of Deals where the equity securities (excluding depositary receipts) of the Target (in the case of Cash Transactions) or of both the Target and Acquirer (in the case of Stock Transactions and Cash and Stock Transactions) are listed on primary exchanges in the United States, Canada and Western Europe.  In addition, companies are eligible for inclusion in the Index only where, on the date the relevant Deal is announced by the Reporting Service (the “Announce Date”), the Target has a market capitalization (calculated as the number of outstanding shares multiplied by the last available traded price, converted to U.S. dollars if necessary) greater than U.S. $500 million and the Target has an average monthly trading volume greater than $25 million.  If the announcement of a Deal is made after 6:00 p.m., New York City time on a trading day, the Announce Date will be considered to be the immediately following trading day.  The average monthly trading volume is calculated as 20 times the average daily U.S. dollar value traded over the 120 trading days immediately preceding the relevant Announce Date. Prior to September 1, 2010, if a Target had an average monthly trading volume (calculated as described in the preceding sentence) of less than $25 million, such Target remained eligible for inclusion in the Index, but its Net Weight (as defined below) was capped based on this average monthly trading volume.

In the case of Stock Transactions and Cash and Stock Transactions, the Index Components at all times will be limited to companies that are the subject of Deals where the stock of the Acquirer is “easy to borrow”.  A stock is considered easy to borrow at any time if such stock is available to be borrowed at that time at what is then considered to be a market average fee for stock borrow transactions, as determined by the Index Sponsor in its sole and absolute discretion.  If the Index Sponsor determines that the stock of an Acquirer included in the Index subsequently ceases to be “easy to borrow” for two consecutive trading days, the stocks of both such Acquirer and the corresponding Target will be removed from the Index and the Index will reflect a net cash position reflecting the sale of the long position in the Target’s stock and the close-out of the short position in the Acquirer’s stock as of, and based on the closing price of such stock, on the trading day following the date of such determination by the Index Sponsor, but will not reflect any interest accrual on such cash position until the next Rebalancing Date.  If, however, the Index Sponsor determines in its sole and absolute discretion that the Index Sponsor or any of its affiliates would be precluded from purchasing or selling shares of either such Acquirer or such Target due to considerations relating to applicable laws or regulations, then the adjustments to the Index reflecting both the sale of the long position in such Target’s stock and the close-out of the short position in such Acquirer’s stock will not occur until such time as the Index Sponsor concludes that it and its affiliates would not be so be precluded from purchasing or selling shares of either such Acquirer or such Target.  If an Index Component is removed from the Index because the stock of the Acquirer has ceased to be “easy to borrow,” it will not be eligible for inclusion in the Index for one year.

The Index Components will not include companies to which the Index Sponsor or any of its affiliates is an advisor in connection with the relevant Deal or is otherwise materially involved in that Deal as of the Announce Date, or any other companies the shares of which the Index Sponsor or any of its affiliates would be precluded from purchasing or selling due to considerations relating to applicable laws and regulations, or determined by the Index Sponsor in its sole and absolute discretion.  If the Index Sponsor determines, in its sole and absolute discretion, that, due to considerations relating to applicable laws or regulations, the Index Sponsor or any of its affiliates would be required to divest itself of the shares of either the Acquirer or the Target in any Deal, any shares of the Acquirer and the Target of such Deal will be removed from the Index, and the Index will reflect such Index Components being converted into a cash position reflecting the sale of the long position in the Target’s stock and the close-out of any short position in the Acquirer’s stock as of, and based on the closing price of such Index Components, on such day as the Index Sponsor shall determine in its sole and absolute discretion constitutes a day on which the divestiture of such positions by the Index Sponsor or its affiliates would comply with applicable laws and regulations, but will not reflect any interest accrual on such cash position until the next Rebalancing Date.

Arbitrage Constraints

The Index methodology uses systematic constraints intended to ensure that Deals selected to be represented in the Index have arbitrage potential.  Therefore, the terms of the Deal must reflect an offer price for the Target on the “Announce Date” that exceeds the arithmetic average of the closing prices of the Target’s stock over the twenty days prior to the Announce Date.  In the case of a Cash Transaction, the amount of cash to be paid per share of the Target’s stock must be fixed, and in the case of a Stock Transaction or a Cash and Stock Transaction, the Exchange Ratio (including the amount of any cash portion) must be fixed.  In addition, the ownership sought by the Acquirer, together with any existing ownership stakes, must be greater than 95% of the outstanding common shares of the Target, and the new ownership sought by the Acquirer cannot be less than 10% of the outstanding common shares of the Target.

Deals that meet the criteria contained in both the liquidity constraints and the arbitrage constraints set forth above constitute the “Index Universe”.

Weighting and Rebalancing

The weight of each Index Component is determined on the third trading day following the Announce Date relating to such Index Component, and each Index Component is added to the Index on the fifth trading day following the Announce Date (each such date where an Index Component is added to the Index, a “Rebalancing Date”).  The raw weight (the “Raw Weight”) of any Target to be included in the Index is calculated as the percentage obtained by dividing the cube root of the market capitalization of the Target by the sum of the cube roots of the market capitalizations of the Targets in each Deal included in the Index Universe (including any Deal added on that Rebalancing Date) that is neither a Completed Deal nor a Broken Deal (each such Deal, a “Pending Deal”), all as of the relevant Announce Date and all expressed in U.S. dollars.  The net weight (the “Net Weight”) of any Target is equal to its Raw Weight, except that the Net Weight of each Target is capped at a maximum of 7.5% of the closing level of the Index as of the third trading day following the relevant Announce Date.  The Net Weight of each Target will represent a long position in that Target in the Index.  For Stock Transactions and Cash and Stock Transactions, the Net Weight of the Acquirer to be included in the Index is proportional to the Net Weight of the corresponding Target based on the Exchange Ratio, and represents a short position in the Acquirer in the Index, except that if the absolute value of such Net Weight of the Acquirer would exceed 7.5%, the absolute value of the Net Weight of the Acquirer will be reduced to 7.5%, and the Net Weight of the Target in such transaction will be reduced proportionally.  On each Rebalancing Date, the Net Weight of any Index Component that has been removed from the Index will be zero.

Following these determinations, each Target to be included in the Index is sorted by Raw Weight.  The uninvested cash position represented by the Index as of the relevant Rebalancing Date will be hypothetically invested in Targets and, for Stock Transactions and Cash and Stock Transactions, Acquirers selected from the Index Universe in descending order based on the Raw Weight of the Target in Deals involving Targets not previously included in the Index (with the amount of such investment being equal to the aggregate value of the long positions minus the absolute value of the aggregate value of the short positions), until such uninvested cash position has been exhausted or there is insufficient uninvested cash to fully invest, with any remaining amount held hypothetically in cash.  If there is insufficient uninvested cash to fully invest, the Net Weight of the final Target to be included in the Index on such Rebalancing Date will be reduced such that the Index will include a hypothetical partial investment in such Target, and the Net Weight or any corresponding Acquirer will be reduced proportionally.  If on any Rebalancing Date (including, for the avoidance of doubt, a date on which the number of Index Components is fewer than 20) the Index reflects a cash balance of less than 2% of the Index Level, no positions will be added.

Notwithstanding the foregoing, pursuant to a rule change effective as of September 1, 2010, if, on any date, the number of Index Components is fewer than 20, companies will be eligible for inclusion in the Index if, on an Announce Date occurring at least five trading days prior to such date, the Target had a market capitalization (calculated as the number of outstanding shares multiplied by the last available traded price, converted to U.S. dollars if necessary) greater than U.S. $250 million, and additional Deals that meet such requirement and otherwise meet the liquidity constraints and arbitrage constraints will be immediately added to the Index, in descending order based on the market capitalization of the Target, until the number of Index Components reaches 20.  If an Index Component is added in the manner described in this paragraph, the date that it is added will be a Rebalancing Date and the Raw Weight of such Index will be calculated as described above, but the Net Weight of such Index Component will be capped at a maximum of 0.05% of the closing level of the Index as of the third trading day following the relevant Announce Date.

In addition, all notional positions in the Index (both Index Components and Cash) will be reduced on a monthly basis to account for an Index calculation fee equal to 0.50% per annum, accrued daily.

Positions

The following is a list of the Index Components and their weights in the Index as of September 3, 2010. Negative values indicate a short exposure.

ABRAXIS BIOSCIENCE INC	4.0%
ADC TELECOMMUNICATIONS INC	2.8%
AIRGAS INC	7.7%
ALLEGHENY ENERGY INC	6.7%
AMERICREDIT CORP	3.6%
AON CORP	-2.2%
AVIS BUDGET GROUP INC	-0.4%
CELGENE CORP	-0.8%
CENTURYLINK INC	-6.7%
DATACASH GROUP PLC	1.9%
DIMENSION DATA HOLDINGS PLC	3.7%
DOLLAR THRIFTY AUTOMOTIVE GP	2.9%
DYNEGY INC	2.4%
FIRSTENERGY CORP	-6.7%
GEWISS SPA	0.2%
GLG PARTNERS INC	2.4%
HEWITT ASSOCIATES INC-CL A	4.4%
MCAFEE INC	4.6%
MIRANT CORP	3.7%
MOVETIS NV	0.3%
NBTY INC	3.8%
PACTIV CORPORATION	4.2%
POTASH CORP OF SASKATCHEWAN	7.4%
PSYCHIATRIC SOLUTIONS INC	2.9%
QWEST COMMUNICATIONS INTL	6.7%
RRI ENERGY INC	-3.6%
SOCIETE DES AUTOROUTES PARIS	2.0%
SPERIAN PROTECTION	0.9%
SSL INTERNATIONAL PLC	3.9%
SUPERIOR WELL SERVICES INC	2.5%

Index Level Calculation

Summary

The Index Level at any given time equals the following:

(i) The then current value in United States dollars of the long Index Components then represented in the Index, plus

(ii) Any cash position reflected in the Index, plus

(iii) Interest on the portion, if any, of such cash position that was reflected in the Index as of the previous Rebalancing Date (excluding the proceeds from any hypothetical short sales of Acquirer stock) at the Fed Funds rate accrued on a daily basis, plus

(iv) Interest on the proceeds of any hypothetical short sales of Acquirer stock at the Fed Funds rate minus 35 basis points (0.35% representing a borrow fee related to the hypothetical short position), minus

(v) To the extent that the then current value of the long Index Components then represented in the Index exceeds the total Index Level, interest on such excess position at the rate of the 1-month LIBOR as of the last Rebalancing Date to reflect the cost of borrowing to obtain such excess position, minus

(vi) The then current value in United States dollars of any short Index Components then represented in the Index, minus

(vii) An Index calculation fee equal to 0.50% per annum of the Index Level, applied as described herein.

To calculate the Index Level, before adjustment for the Index Calculation Fee, the Index Calculation Agent will divide the value of the Index Components by a Divisor that is used to account for the other elements listed above (other than the Index Calculation Fee).

Detailed Description

The following is a detailed description of the calculation of the Index Level.

= The Index Level on any calendar day “t” at time “i”, which is calculated as follows:

Where,

= Index Level, without adjusting for the Index calculation fee, on the current calendar day “t” at time “i”, or, if calendar day “t” is not a trading day, the index level, without adjusting for the Index calculation fee, as of 5:00 p.m., New York City time, on the most recent trading day.

On a trading day, is calculated as follows:

Where,

= Security Shares of each security “m” on the current trading day “t” at time “i”, which means the number of shares of such security “m” included in the Index on the current trading day “t” at time “i”, as determined as described below on the Rebalancing Date “r” on which it was included in the Index.

= Security Level of each security “m” on the current trading day “t” at time “i”, which means the current market price of such security “m” on the current trading day “t” at time “i” (or, if such security “m” is not trading on the primary securities exchange for such security “m” during regular trading hours for such exchange at such time “i” on such trading day “t”, the most recent closing price of such security “m” on such exchange), as determined by the Index Calculation Agent.

= The Divisor, which is calculated on trading day “t” as follows:

Where,

 = The Accrual of Rates adjustment from the previous Rebalancing Date “r” to the current trading day “t”, which is calculated as follows:

Where,

= Index Level, without adjusting for the Index calculation fee, at 5:00 p.m., New York City time, on the previous Rebalancing Date “r”

= Cash Rate, which is equal to the annual Fed Funds effective rate published on the previous Rebalancing Date “r”, where the Fed Funds effective rate on any date is equal to the rate set forth in H.15(519) for such date opposite the caption “Federal funds (effective)” as such rate is displayed on Bloomberg FEDL01 <Index> (or any successor page)

= Cash Borrow Rate, which is equal to the 1 month LIBOR rate published on the previous Rebalancing Date “r”, where the 1 month LIBOR rate on any date is equal to the rate displayed on Bloomberg page US0001M <Index> (or any successor page)

= Number of calendar days in the period from but excluding the previous Rebalancing Date “r” to and including the current trading day “t”

= Short Position on the previous Rebalancing Date “r”, which is calculated as follows:

= Long Position on the previous Rebalancing Date “r”, which is calculated as follows:

Where for each of the Short Position and Long Position as of the previous Rebalancing Date “r”:

= Security Shares of each security “m,” which means the number of shares of such security “m” included in the Index as of the previous Rebalancing Date “r”

= closing price of each security “m” on the previous Rebalancing Date “r”

= the Accrued Dividends adjustment on the current trading day “t”, which is calculated as follows:

Where,

= Aggregate per share amount of cash dividends paid in respect of each security “m” included in the Index as of the previous Rebalancing Date “r”, which dividends have ex-dates occurring during the period from but excluding such most recent Rebalancing Date “r” to and including the current trading day “t”.

= Accrued Shares Dropped, which represents the value of all securities that have been removed from the Index from the previous Rebalancing Date “r” to the current trading day “t”, which is calculated as follows:

Where,

= Dropped Security Shares of each security “m,” which means the number of shares of each security “m”, as determined as described below on a Rebalancing Date on which it was included in the Index, for each such security “m” that was removed from the index from but excluding the previous Rebalancing Date “r” to and including the current trading day “t”

= Dropped closing price of each security “m” on the day “x” that it was removed from the Index

The number of shares of the security “m” to be included on Rebalancing Date “r” is calculated as follows:

Where,

= Net Weight of the security “m” as calculated based on the Announce Date “a” relating to such security “m”

= Closing price of the security “m” on the third trading day immediately following the Announce Date “a” relating to such security “m”

= Index Level, without adjusting for the Index calculation fee, at 5:00 p.m., New York City time, on the third trading day immediately following the Announce Date “a” relating to such security “m”

= The Net Divisor Security Level for the month that includes the current calendar day “t”, which resets on the first calendar day of every month and is calculated as follows:

Where,

= The Index Level, without adjusting for the Index calculation fee, at 5:00 p.m., New York City time, on the previous calendar day “t-1” (i.e., the last calendar day of the previous month), or if day “t-1” is not a trading day, the Index Level, without adjusting for the Index calculation fee, as of 5:00 p.m., New York City time, the most recent trading day prior to calendar day “t-1”.

= The Index Level, after adjusting for the Index calculation fee, at 5:00 p.m., New York City time, on the previous calendar day “t-1” (i.e., the last calendar day of the previous month)

= the accrued Index Calculation Fee, for the calendar month that includes the current calendar day “t” (based on an actual/365 day count convention), which is calculated daily with respect to the previous calendar day’s Index Level, , as follows:

Where,

= the sum for each calendar day in the month from and including the first calendar day of the month to butexcluding the current calendar day “t”

ICF = Index Calculation Fee, which is set by the Index Committee, of 0.50% per annum.

In the event of a stock split or stock dividend or similar event, the number of shares of the security affected may be adjusted to maintain consistency.

Hypothetical Historical and Actual Historical Index Levels and Performance

The table below sets forth the hypothetical historical quarterly performance of the Index from January 1, 1998 through December 31, 2009 and the actual historical quarterly performance of the Index from January 1, 2010 through June 30, 2010, as well as the hypothetical and actual Index Levels for various dates.  In addition, the graph below shows the hypothetical and actual performance of the Index from January 4, 2005 through September 27, 2010.  Because the Index was only created on December 31, 2009, the Index Sponsor has retrospectively calculated the Index performance and Index Levels on all dates prior to its inception.  Although the Index Sponsor believes that the retrospective calculation of the Index performance and Index Levels represent accurately and fairly how the Index would have performed from January 1, 1998 through December 31, 2009, the Index did not, in fact, exist during that period and certain assumptions were made in performing the retrospective calculation that may have affected the Index’s hypothetical performance for this period. In addition, the Index rules were revised on September 1, 2010 to (1) require the Target to have an average monthly trading volume greater than $25 million and (2) provide for inclusion of Deals where the Target has a market capitalization greater than $250 million (instead of $500 million) if there would otherwise be fewer than 20 Index Components, both as described above.  The Index performance and Index Levels included prior to September 1, 2010 do not reflect the modification to the Index rules that took place on that date.  You should be aware that no actual investment allowing for tracking of the performance of the Index was possible at any time prior to December 31, 2009.  The hypothetical and historical Index performance and Index Levels should not be taken as an indication of future performance, and no assurance can be given as to the Index Level on any given date.

Date	Index Value	Quarterly Returns
12/31/1997	484.37	n/a
3/31/1998	483.40	-0.20%
6/30/1998	503.10	4.08%
9/30/1998	501.06	-0.41%
12/31/1998	510.77	1.94%
3/31/1999	525.50	2.88%
6/30/1999	540.28	2.81%
9/30/1999	557.66	3.22%
12/31/1999	548.52	-1.64%
3/31/2000	584.03	6.47%
6/30/2000	587.99	0.68%
9/29/2000	590.86	0.49%
12/29/2000	606.30	2.61%
3/30/2001	619.54	2.18%
6/29/2001	622.88	0.54%

Date	Index Value	Quarterly Returns
9/28/2001	619.98	-0.47%
12/31/2001	624.15	0.67%
3/29/2002	640.18	2.57%
6/28/2002	650.00	1.53%
9/30/2002	657.79	1.20%
12/31/2002	668.13	1.57%
3/31/2003	670.61	0.37%
6/30/2003	708.53	5.65%
9/30/2003	721.87	1.88%
12/31/2003	757.21	4.90%
3/31/2004	764.75	1.00%
6/30/2004	749.39	-2.01%
9/30/2004	733.80	-2.08%
12/31/2004	766.46	4.45%
3/31/2005	761.18	-0.69%
6/30/2005	770.02	1.16%
9/30/2005	781.22	1.45%
12/30/2005	795.17	1.79%
3/31/2006	833.23	4.79%
6/30/2006	885.12	6.23%
9/29/2006	897.04	1.35%
12/29/2006	943.41	5.17%
3/30/2007	980.80	3.96%
6/29/2007	1001.63	2.12%
9/28/2007	1021.73	2.01%
12/31/2007	1018.41	-0.32%
3/31/2008	1017.75	-0.06%
6/30/2008	1039.55	2.14%
9/30/2008	975.04	-6.21%
12/31/2008	935.32	-4.07%
3/31/2009	958.88	2.52%
6/30/2009	969.45	1.10%
9/30/2009	992.32	2.36%
12/31/2009	1000.00	0.77%
3/31/2010	1021.67	2.17%
6/30/2010	1037.79	1.58%

Index Calculation Agent and Index Committee

NYSE Arca, Inc. or another party designated by the Index Committee (as defined below), will act as the Index Calculation Agent (the “Index Calculation Agent”) and will be responsible for the calculation of the level of the Index, using the data and methodologies described herein and as determined by the Index Committee (defined below). The Index Calculation Agent will consult with the Index Committee in interpreting the rules and methodology of the Index (the “Index Methodology”). The Index Committee will be the final authority on the Index and the interpretation of the Index Methodology. The Index Calculation Agent will publish the Index Level with respect to any trading day on Bloomberg under the ticker symbol “CSLABMN” (or on any successor page at the sole and absolute discretion of the Index Committee) approximately every fifteen (15) seconds (assuming the Index Level has changed within such fifteen-second interval) from 8:45 a.m. to 5:00 p.m. (New York City time) on each trading day, and will publish the closing level of the Index for each trading day by approximately 5:00 p.m. (New York City time) on each such day.

The “Index Committee” is comprised of the Head of Credit Suisse Alternative Beta Research, the Head of Credit Suisse Alternative Beta Portfolio Management, the Head of Credit Suisse Quantitative Equity Group within Asset Management, the Head of Credit Suisse Quantitative Strategies within Asset Management, the Head of Event Driven Hedge Fund Strategies within Asset Management, or such other persons as may be elected following the procedures of the Index Committee. The Index Committee has responsibility for approving certain actions under the Index Methodology and will be consulted by the Index Calculation Agent on matters of interpretation with respect to the Index Methodology.

Index Disruption Events

In the sole determination of the Index Committee, publication of the Index Levels may be suspended upon:

•	any suspension of, or limitation imposed on trading (i) in any Index Component or (ii) on any exchange on which 20% of Index Components trade;

•
any event that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, Index Components that have a total aggregate weight representing 20% of the aggregate weight of the Index (“aggregate weight” of any Index Components means the sum of the absolute values of the Net Weights of all such Index Components), as determined by the Index Committee.

DESCRIPTION OF THE ETNS

The market value of the ETNs will be affected by several factors, many of which are beyond our control. We expect that generally the level of the Index on any day will affect the market value of the ETNs more than any other factor. Other factors that may influence the market value of the ETNs include, but are not limited to, supply and demand for the ETNs, the volatility of the Index, the market value of the Index Components, prevailing rates of interest, the volatility of securities markets, economic, financial, political, regulatory or judicial events that affect the level of the Index, the general interest rate environment, as well as the perceived creditworthiness of Credit Suisse. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

Indicative Value

An intraday “indicative value” meant to approximate the intrinsic economic value of the ETNs will be published under the Bloomberg symbol CSMA. The actual trading price of the ETNs may vary significantly from their indicative value. In addition, the Calculation Agent expects to calculate and publish the closing indicative value of your ETNs on each trading day.

The “indicative value” of the ETNs, which refers to the value of the ETNs at any given time, equals the quotient obtained by dividing the level of the Index at such time (based on the most recent reported value of the Index at such time or, if the day on which such time occurs is not a trading day, as determined by the calculation agent) by the ETN divisor, minus the accrued fee amount as of the day on which such time occurs.

The ETN divisor resets on the first calendar day of each calendar month, and represents accumulated fees applicable to the ETNs.  For the calendar month that includes the inception date, the ETN divisor equals 53.6185563813057, which is equal to the closing level of the Index on the calendar day prior to the inception date, divided by $20, which is the stated principal amount per ETN.  For any subsequent calendar month, the ETN divisor equals the closing level of the Index on the last calendar day of the previous calendar month (or, if such last calendar day is not a trading day, the level of the Index at 5:00 p.m., New York City time, on that day as determined by the calculation agent) divided by the closing value of the ETNs on such last calendar day of the previous calendar month (or, if such last calendar day is not a trading day, the indicative value of the ETNs at 5:00 p.m., New York City time, on that day).

As of any day (the “calculation day”), the accrued fee amount is equal to the sum, for each calendar day from and including the first calendar day in the calendar month that includes the calculation day to and including the calculation day, of:

ETN Closing Valuet-1 x Annual Investor Fee x 1/365

where ETN Closing Valuet-1 means the closing value of the ETNs on the previous calendar day (or, if such previous calendar day is not a trading day, the indicative value of the ETNs at 5:00 p.m., New York City time, on that day) and Annual Investor Fee means 0.55% per annum.

The indicative value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale or termination of your ETNs, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads. The actual trading price of the ETNs may vary significantly from their indicative value.

The Credit Suisse Merger Arbitrage Liquid Index (Net) is a proprietary index that Credit Suisse Alternative Capital, Inc., as Index Sponsor, developed and owns. NYSE Arca, Inc., as Index Calculation Agent pursuant to an agreement with the Index Sponsor, calculates and disseminates the Index level approximately every fifteen (15) seconds (assuming the Index level has changed within such fifteen-second interval) from 8:45 a.m. to approximately 5:00 p.m. (New York City time) on each business day, and publishes the closing level of the Index for each business day at approximately 5:00 p.m. (New York City time) on each such day. For further information on the Index levels, see “The Index” above. Index levels are available on Bloomberg page “CSLABMN <INDEX>”; the closing level of the Index on each trading day is also available at http://www.credit-suisse.com/notes. We are not incorporating by reference herein the website or any material included in the website.

As discussed in “Specific Terms of the ETNs—Payment Upon Repurchase” below, you may, subject to certain restrictions, choose to offer your ETNs for repurchase by Credit Suisse on any business day during the term of the ETNs beginning on October 6, 2010 (for an anticipated October 7, 2010 valuation date and a repurchase date of October 13, 2010)

through September 24, 2020 (for an anticipated September 25, 2020 valuation date and a repurchase date of September 30, 2020). If you elect to offer your ETNs to Credit Suisse for repurchase, you must offer at least the applicable minimum repurchase amount at one time for repurchase by Credit Suisse on any repurchase date. In addition, we have the right to repurchase the ETNs in whole but not in part upon the occurrence of certain events described herein or on or after October 1, 2012, if, on or after October 1, 2012, the principal amount of ETNs is $10,000,000 (500,000 ETNs) or less. If your ETNs are repurchased (either at your election or ours), on the corresponding repurchase date, you will receive a cash payment on such date in an amount equal to the daily repurchase value, which is the closing value of the ETNs on the applicable valuation date.  The last date on which Credit Suisse will repurchase your ETNs will be September 30, 2020. As such, you must offer your ETNs for repurchase no later than September 24, 2020. The daily repurchase feature is intended to induce arbitrageurs to counteract any trading of the ETNs at a premium or discount to their indicative value, although there can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

SPECIFIC TERMS OF THE ETNS

In this section, references to “holders” mean those who own the ETNs registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the ETNs should read the section entitled “Description of Notes—Book-Entry, Delivery and Form” in the accompanying prospectus supplement.

The ETNs are Senior Medium-Term Notes as described in the accompanying prospectus supplement and prospectus which also contain a detailed summary of additional provisions of the ETNs and of the senior indenture, dated as of March 29, 2007, as amended, between Credit Suisse AG (formerly Credit Suisse) and The Bank of New York Mellon (formerly The Bank of New York), as trustee, under which the ETNs will be issued (the “indenture”). You should read all the provisions of the accompanying prospectus and prospectus supplement, including information incorporated by reference, and the indenture.

Please note that the information about the price to the public and the proceeds to Credit Suisse on the front cover of this pricing supplement relates only to the initial sale of the ETNs. If you have purchased the ETNs after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

Coupon

We will not make any coupon or interest payment during the term of the ETNs.

Denomination

We will offer the ETNs in denominations of $20.00 stated principal amount. Any ETNs issued in the future may be issued at a price higher or lower than the stated principal amount, based on the indicative value of the ETNs at that time.

Payment at Maturity

If you hold your ETNs to maturity, you will receive a cash payment at maturity that is linked to the percentage change in the closing level of the Index from the inception date to the closing level calculated on the final valuation date. Your cash payment at maturity will be equal to the closing value of the ETNs on the final valuation date.

The closing value of the ETNs on any trading day equals the quotient obtained by dividing the closing level of the Index on such trading day by the ETN divisor, minus the accrued fee amount as of such trading day.

The ETN divisor resets on the first calendar day of each calendar month, and represents accumulated fees applicable to the ETNs.  For the calendar month that includes the inception date, the ETN divisor equals 53.6185563813057, which is equal to the closing level of the Index on the calendar day prior to the inception date, divided by $20, which is the stated principal amount per ETN.  For any subsequent calendar month, the ETN divisor equals the closing level of the Index on the last calendar day of the previous calendar month (or, if such last calendar day is not a trading day, the level of the Index at 5:00 p.m., New York City time, on that day as determined by the calculation agent) divided by the closing value of the ETNs on such last calendar day of the previous calendar month (or, if such last calendar day is not a trading day, the indicative value of the ETNs at 5:00 p.m., New York City time, on that day).

As of any day (the “calculation day”), the accrued fee amount is equal to the sum, for each calendar day from and including the first calendar day in the calendar month that includes the calculation day to and including the calculation day, of:

ETN Closing Valuet-1 x Annual Investor Fee x 1/365

where ETN Closing Valuet-1 means the closing value of the ETNs on the previous calendar day (or, if such previous calendar day is not a trading day, the indicative value of the ETNs at 5:00 p.m., New York City time, on that day) and Annual Investor Fee means 0.55% per annum.

The indicative value of the ETNs at any time equals the quotient obtained by dividing the level of the Index at such time (based on the most recent reported value of the Index at such time or, if the day on which such time occurs is not a trading day, as determined by the calculation agent) by the ETN divisor, minus the accrued fee amount as of the day on which such time occurs.

The closing level of the Index on any valuation date will be the closing level reported on the Bloomberg page “CSLABMN <Index>” or any successor page on Bloomberg or any successor service, as applicable, as determined by the Calculation Agent, provided that in the event a valuation date is not a component business day for any Index Component or a market disruption event exists on a valuation date, the Calculation Agent will determine the closing level of the Index for such Valuation Date according to the methodology described below under “—Market Disruption Events.”

If the final valuation date is not a component business day for any Index Component or if a market disruption event exists on the final valuation date, then the Calculation Agent will postpone the determination of the closing level of the Index for the final valuation date, and the maturity date will be postponed, and the Calculation Agent will determine the closing level of the Index using the methodology described below under “—Market Disruption Events.”

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. In the event that payment at maturity is deferred beyond the stated maturity date as provided herein, no interest or other amount will accrue or be payable with respect to that deferred payment.

Any payment you will be entitled to receive is subject to our ability to pay our obligations as they become due.

Payment Upon Repurchase

Prior to maturity, you may, subject to certain restrictions, choose to offer your ETNs for repurchase by Credit Suisse on any business day during the term of the ETNs, beginning on October 6, 2010 (for an anticipated October 7, 2010 valuation date and a repurchase date of October 12, 2010) through September 24, 2020 (for an anticipated September 25, 2020 valuation date and a repurchase date of September 30, 2020). If you choose to offer your ETNs for repurchase, you must offer at least the applicable minimum repurchase amount to Credit Suisse for repurchase on any repurchase date. If you offer at least the applicable minimum repurchase amount of ETNs to Credit Suisse for repurchase and fulfill the repurchase procedures described below for a repurchase date, Credit Suisse will be obligated to repurchase your ETNs. The minimum repurchase amount will be equal to $1,000,000 stated principal amount of ETNs (50,000 ETNs). In either case, the trading day immediately succeeding the date you offered your ETNs for repurchase will be the valuation date applicable to such repurchase.

In addition, we have the right to repurchase the ETNs in whole but not in part on any business day during the term of the ETNs beginning October 1, 2012, if, at anytime on or after October 1, 2012, the principal amount of the ETNs outstanding is $10,000,000 (500,000 ETNs) or less. This option will expire on September 24, 2020. We also have the right to repurchase the ETNs in whole but not in part upon the occurrence of certain events described in “—Repurchase at Our Option.”

To repurchase the ETNs, we will deliver an irrevocable call notice to DTC. The trading day immediately succeeding the date the irrevocable call notice was delivered to DTC shall be the valuation date applicable to such repurchase, subject to postponement due to the occurrence of a market disruption event.

If your ETNs are repurchased (either at your election or ours), on the corresponding repurchase date, you will receive a cash payment in an amount equal to the daily repurchase value, which is the closing value of the ETNs on the applicable valuation date.

The valuation date applicable to any repurchase, whether at your option or the option of Credit Suisse, shall be the trading day immediately following the business day on which either you deliver the repurchase offer to Credit Suisse or on which we deliver a call notice to DTC.

A repurchase date is the third business day following a valuation date. Unless the scheduled repurchase date is postponed because the valuation date is not a component business day for any Index Component or due to a market disruption event as described above, the final day on which Credit Suisse will repurchase your ETNs will be September 30, 2020. As such, you must offer your ETNs for repurchase no later than September 24, 2020.

If a valuation date is not a component business day for any Index Component or if a market disruption event exists on any valuation date, then the Calculation Agent will postpone such valuation date and determine the closing level of the Index using the methodology described below under “—Market Disruption Events.” Postponement of the determination of the closing level of the Index for a valuation date relating to the repurchase of ETNs will have the effect of postponing the corresponding repurchase date by an equal number of business days.

In the event that payment upon repurchase by Credit Suisse is deferred beyond the original repurchase date as provided herein, no interest or other amount will accrue or be payable with respect to that deferred payment.

Any payment you will be entitled to receive is subject to our ability to pay our obligations as they become due.

Repurchase Procedures

Repurchase at Your Option

If you wish to offer your ETNs to Credit Suisse for repurchase, you and your broker must follow the following procedures:

•
Your broker must deliver a completed irrevocable Offer for Repurchase, a form of which is attached as Annex A to this pricing supplement, to Credit Suisse.  If your irrevocable offer for repurchase is received after 4:00 p.m., New York City time, on a business day, you will be deemed to have made your offer for repurchase on the following business day. One portion of the Offer for Repurchase must be completed by you as beneficial owner of the ETNs and the other portion must be completed by your broker. You must offer at least the applicable minimum repurchase amount of ETNs (which will be $1,000,000 stated principal amount of ETNs (50,000 ETNs)) for repurchase by Credit Suisse on any repurchase date. Credit Suisse must acknowledge receipt from your broker in order for your offer to be effective.

•	Your broker must book a delivery vs. payment trade with respect to your ETNs on the applicable valuation date at a price equal to the applicable daily repurchase value, facing Credit Suisse.

•
Your broker must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable repurchase date (the third business day following the valuation date).

Different brokers and DTC participants may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm or other DTC participant through which you own your interest in the ETNs in respect of such deadlines. Any repurchase instructions which we receive in accordance with the procedures described above will be irrevocable.

CSSU will act as our agent in connection with any repurchases at your option and may charge a fee of up to $0.03 per ETN repurchased.

Repurchase at Our Option

We will have the option to repurchase the ETNs in whole but not in part if at any time on or after October 1, 2012, if on or after such date the principal amount of ETNs outstanding is $10,000,000 (500,000 ETNs) or less. This option will expire on September 24, 2020.

We will also have the option to repurchase the ETNs in whole but not in part upon the occurrence of an Optional Repurchase Event.  An “Optional Repurchase Event” is the occurrence of one or more of the following, in the determination of the Calculation Agent:

•	the Index includes fewer than 20 Index Components;

•
Index Components that in the aggregate account for at least 90% of the Index Level do not have a minimum global monthly trading volume of 500,000 shares or a minimum global notional volume traded per month of $12.5 million, in each case averaged over the last six months;

•
Each Index Component that is not a foreign country security is not (i) issued by a company that files reports pursuant to the Securities Exchange Act of 1934 or by an investment company registered under the Investment Company Act of 1940 Act, which is in each case listed on a national securities exchange and (ii) an “NMS” stock (as defined in Rule 600 of SEC Regulation NMS);

•
Index Components that are foreign country securities having their primary trading market outside the United States on foreign trading markets that are not members of the Intermarket Surveillance Group (“ISG”) or parties to comprehensive surveillance sharing agreements with the New York Stock Exchange account for more than 50% of the Index Level;

•
Index Components that are foreign country securities having their primary trading market outside the United States on a single foreign trading market that is a not member of the ISG or party to a comprehensive surveillance sharing agreement with the New York Stock Exchange account for more than 20% of the Index Level;

•
Index Components that are foreign country securities having their primary trading market outside the United States on two foreign trading markets that are not members of the ISG or parties to a comprehensive surveillance sharing agreement with the New York Stock Exchange represent more than 33% of the Index Level;

•	the value of the Index is no longer calculated and widely disseminated on at least a 60-second basis; or

•	any other event that the Calculation Agent determines would cause the ETNs to fail to satisfy any requirements for continued listing on the NYSE.

In case of an optional repurchase following an Optional Repurchase Event, the trading day immediately succeeding the date that the Calculation Agent determines that an Optional Repurchase Event has occurred will be the applicable valuation date.

To call the ETNs for repurchase, we will deliver an irrevocable call notice to DTC (the holder of the global note). If your ETNs are redeemed, on the corresponding repurchase date, you will receive a cash payment in an amount equal to the daily repurchase value, which is the closing value of the ETNs on the applicable valuation date.  See “—Payment Upon Repurchase” above.

Any ETNs previously repurchased by us at your option or our option will be cancelled on the relevant repurchase date. Consequently, as of such repurchase date, the repurchased ETNs will no longer be considered outstanding ETNs for purposes of determining whether we have the ability to exercise our repurchase right.

Market Disruption Events

A “market disruption event” is, in respect of the Index,

•
the occurrence or existence of a suspension, absence or material limitation of trading of an Index Component on the primary exchange for such Index Component for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such exchange;

•
a breakdown or failure in the price and trade reporting systems of the primary exchange for an Index Component as a result of which the reported trading prices for such Index Component during the last one-half hour preceding the close of the principal trading session on such exchange are materially inaccurate;

•
a suspension, absence or material limitation of trading on the primary related exchange or market for trading in futures or options contracts related to an Index Component, if available, during the one-half hour period preceding the close of the principal trading session of such related exchange or market;

•	a decision to permanently discontinue trading in such futures or options contracts related to an Index Component; or

•	the occurrence of an Index Disruption Event, as defined in “The Index—Index Disruption Events.”

For the purpose of determining whether a market disruption event in respect of an Index Component has occurred:

•
a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the primary exchange for such Index Component or the primary related exchange or market for trading in futures or options contracts related to such Index Component,

•
limitations pursuant to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by the NYSE, any other U.S. self-regulatory organization, the SEC or any other relevant authority of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, and

•
a suspension of trading in futures or options contracts related to such Index Component by the primary related exchange or market for trading in such contracts, if available, by reason of a price change exceeding limits set by such exchange or market, an imbalance of orders relating to such contracts, or a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to such Index Component, if so determined by the Calculation Agent in its sole discretion; and

•
a “suspension, absence or material limitation of trading” on the primary related exchange or market on which futures or options contracts related to such Index Component are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.

“Related exchange” means any exchange on which futures or options contracts relating to the Index are traded.

As set forth under “—Payment at Maturity” and “—Payment Upon Repurchase” above, the Calculation Agent will determine the closing level of the Index on each valuation date, including the final valuation date.

The determination of the closing level of the Index on a valuation date, including the final valuation date, will be postponed if such valuation date is not a component business day for any Index Component or if the Calculation Agent determines that a market disruption event exists on such valuation date. If postponement of the determination of the closing level of the Index on a valuation date occurs, the Calculation Agent shall determine the closing level of the Index for such valuation date by reference to the value of each Index Component for which such valuation date is a component business day and that is unaffected by the market disruption event determined on the originally scheduled valuation date and the value of each Index Component for which such valuation date is not a component business day or that is affected by the market disruption event determined based upon the closing value of such affected Index Component on the first day immediately succeeding such scheduled valuation date that is a component business day for such Index Component on which neither the Index nor such Index Component is affected by a market disruption event. The closing level of the Index as determined by the Calculation Agent may differ from any published closing level of the Index. In no event, however, will the determination of the closing level of the Index for a valuation date be postponed more than six scheduled trading days. If the determination of the closing level of the Index for a valuation date is postponed for six scheduled trading days, the value of any affected Index Component and the closing level of the Index will be determined (or, if not determinable, estimated) by the Calculation Agent in a manner that is commercially reasonable under the circumstances on the sixth scheduled trading day after the originally scheduled valuation date. If the determination of the closing level of the Index for the final valuation date is postponed, the maturity date will also be postponed by an equal number of business days.  Postponement of the determination of the closing level of the Index for a valuation date will have the effect of postponing the corresponding repurchase date by an equal number of business days.  Any such postponement or determinations by the Calculation Agent may adversely affect your return on the ETNs. In addition, no interest or other payment will be payable as a result of such postponement. Notwithstanding the foregoing, the determination of the closing level of the Index solely for purposes of calculating the ETN divisor or any accrued fee amount on any trading day that is also a valuation date will not be postponed as a result of such day not being a component business day for any Index Component or as a result of a market disruption event occurring on such day.

Default Amount on Acceleration

For the purpose of determining whether the holders of our senior medium-term notes, of which the ETNs are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each ETN outstanding as the principal amount of that ETN. Although the terms of the ETNs may differ from those of the other senior medium-term notes, holders of specified percentages in principal amount of all senior medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the senior medium-term notes, including the ETNs. This action may involve changing some of the terms that apply to the senior medium-term notes, accelerating the maturity of the senior medium-term notes (in accordance with the acceleration provisions set forth in the accompanying prospectus) after a default or waiving some of our obligations under the indenture.

In case an event of default (as defined in the accompanying prospectus) with respect to any ETNs shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the ETNs will be determined by the Calculation Agent and will equal, for each ETN you then hold, the daily repurchase value determined by the Calculation Agent with a valuation date occurring on the trading day following the date on which the ETNs were declared due and payable.

Further Issuances

We may, from time to time, without notice to or the consent of the holders of the ETNs, create and issue additional securities having the same terms and conditions as the ETNs offered by this pricing supplement, and ranking on an equal basis with the ETNs in all respects. If there is substantial demand for the ETNs, we may issue additional ETNs frequently. We anticipate that the maximum aggregate principal amount of ETNs linked to the Credit Suisse Merger Arbitrage Liquid Index (Net) that we will issue will be $1,000,000,000 (50,000,000 ETNs). However, we have no obligation to issue up to this amount or any specific amount of ETNs and, in our sole discretion, may issue ETNs in excess of this amount. Such additional ETNs will be consolidated and form a single series with the ETNs. We have no obligation to take your interests into account when deciding to issue additional securities. A form of request for the creation of new issuances of ETNs is attached hereto as Annex B. If, on any valuation date on which we price an additional ETN creation, a market disruption event occurs or is occurring or the valuation date is not a component business day for any Index Component, we will determine the closing level of the Index applicable to such creation in accordance with the procedures under “—Market Disruption Events.”

Discontinuation or Modification of the Index

If the Index Committee reasonably determines that it is necessary to discontinue publication of the Index and the Index Committee or any other person or entity calculates and publishes an index that the Calculation Agent, after consultation with Credit Suisse, reasonably determines is comparable to the Index and approves as a successor Index, then the Calculation Agent will determine the level of the Index on any valuation date and the amount payable at maturity or upon repurchase by Credit Suisse by reference to such successor index for the period following the discontinuation of the Index.

If the Calculation Agent reasonably determines that the publication of the Index is discontinued and that there is no successor index, the Calculation Agent, after consultation with Credit Suisse, will determine the amount payable by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

If the Calculation Agent reasonably determines that the Index or the method of calculating the Index has been changed at any time in any significant respect, whether the change is made by the Index Committee under its existing policies or following a modification of those policies, is due to the publication of a successor Index, is due to events affecting one or more of the Index Components, or is due to any other reason—then the Calculation Agent, after consultation with Credit Suisse, will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it reasonably believes are appropriate to ensure that the level of the Index used to determine the amount payable on the maturity date or upon repurchase by Credit Suisse replicates as fully as possible the economic character of the Index.

All determinations and adjustments to be made by the Calculation Agent with respect to the level of the Index and the amount payable at maturity or upon repurchase by Credit Suisse or otherwise relating to the level of the Index may be made in the Calculation Agent’s reasonable discretion. The Calculation Agent shall make all determinations and adjustments such that, to the greatest extent possible in the Calculation Agent’s reasonable discretion, the fundamental economic terms of the Index are equivalent to those immediately prior to the event requiring or permitting such determinations or adjustments. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the Calculation Agent.

Manner of Payment and Delivery

Any payment on or delivery of the ETNs at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the ETNs are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

Credit Suisse International, an affiliate of ours, will serve as the Calculation Agent. The Calculation Agent will, in its reasonable discretion, make all determinations regarding the value of the ETNs, including at maturity or upon repurchase by Credit Suisse, market disruption events (see “—Market Disruption Events”), business days, trading days, component business days, the ETN divisor, the accrued fee amount, the default amount, the initial index level, the final index level, the closing level of the index on any valuation date, the maturity date, repurchase dates, the amount payable in respect of your ETNs at maturity or upon repurchase by Credit Suisse and any other calculations or determinations to be made by the Calculation Agent as specified herein. Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the Calculation Agent.

CLEARANCE AND SETTLEMENT

DTC participants that hold the ETNs through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the ETNs and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We intend to use the net proceeds from this offering for our general corporate purposes, which may include the refinancing of our existing indebtedness outside Switzerland. We may also use some or all of the net proceeds from this offering to hedge our obligations under the ETNs.

One or more of our affiliates before and following the issuance of the ETNs may acquire or dispose of the Index Components, or listed or over-the-counter options contracts in, or other derivatives or synthetic instruments related to, the Index or the Index Components to hedge our obligations under the ETNs. In the course of pursuing such a hedging strategy, the price at which such positions may be acquired or disposed of may be a factor in determining the levels of the Index. Although we and our affiliates have no reason to believe that our or their hedging activities will have a material impact on the level of the Index, there can be no assurance that the level of the Index will not be affected.

From time to time after issuance and prior to the maturity of any ETNs, depending on market conditions (including the level of the Index), in connection with hedging certain of the risks associated with the ETNs, we expect that one or more of our affiliates will increase or decrease their initial hedging positions using dynamic hedging techniques and may take long or short positions in listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the Index, or the Index Components. In addition, we or one or more of our affiliates may take positions in other types of appropriate financial instruments that may become available in the future. To the extent that we or one or more of our affiliates have a hedge position in the Index or Index Components, we or one or more of our affiliates may liquidate a portion of those holdings on or before the final valuation date. Depending, among other things, on future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. Our or our affiliates’ hedging activities will not be limited to any particular securities exchange or market.

The hedging activity discussed above may adversely affect the level of the Index and, as a consequence, the market value of the ETNs and the amount payable at maturity or upon repurchase by Credit Suisse. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, we intend to treat the securities, for U.S. federal income tax purposes, as a prepaid forward contract, with respect to the Index that is eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as a prepaid forward contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the securities constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities. If the securities were to be treated as contingent payment debt instruments and they had term of more than one year, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse.

If the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments. Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price. A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt. Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income. You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as debt instruments or contingent payment debt instruments.

It is also possible that the IRS would seek to characterize your securities as regulated futures contracts or options that may be subject to the provisions of Code section 1256. In such case, the securities would be marked to market at the end of each taxable year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time. For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss. The deductibility of capital losses is subject to certain limitations.

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost). For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss. The deductibility of capital losses is subject to certain limitations.

However, even if the agreed-upon tax characterization of the securities (as described above) were upheld, it is possible that the IRS could assert that each reconstitution or rebalancing (collectively, “Rebalancing”) of the Index is considered a taxable event to you. If the IRS were to prevail in treating each Rebalancing of the Index as a taxable event, you would recognize capital gain or, possibly, loss on the securities on the date of each Rebalancing to the extent of the difference between the fair market value of the securities and your adjusted basis in the securities at that time. Such gain or loss generally would be short-term capital gain or loss.

Legislation Affecting Securities Held Through Foreign Accounts

Congress recently enacted the “Hiring Incentives to Restore Employment Act” (the “Act”). Under the Act, a 30% withholding tax is imposed on “withholdable payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or to certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act would apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it would be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity. Generally, the Act’s withholding and reporting regime is proposed to apply to payments made after December 31, 2012. Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2012 may be subject to 30% withholding.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Legislation Affecting Substitute Dividend and Dividend Equivalent Payments

The Act treats a “dividend equivalent” payment as a dividend from sources within the United States. Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally would be subject to U.S. withholding tax. A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii). These changes will apply to payments made on or after September 14, 2010. In the case of payments made after March 18, 2012, a dividend equivalent payment includes a payment made pursuant to any notional principal contract unless otherwise exempted by the IRS. Where the securities reference an interest in a fixed basket of securities or an index, such fixed basket or index will be treated as a single security. Where the securities reference an interest in a basket of securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine that payments under the securities are substantially similar to a dividend. If the IRS determines that a payment is substantially similar to a dividend, it may be subject to U.S. withholding tax, unless reduced by an applicable tax treaty.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Information Reporting Regarding Foreign Accounts

The Act also requires individual taxpayers with an interest in any “specified foreign financial asset” to file a report to the IRS with information relating to the asset and the maximum value thereof during the taxable for any year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations). Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (i) any stock or security issued by a non-United States person, (ii) any financial instrument or contract held for investment where the issuer or counterparty is a non-United States person, and (iii) any interest in an entity which is a non-United States person. Depending on the aggregate value of your investment in specified foreign assets, you may be obligated to file an annual report under this provision. The requirement to file a report is effective for taxable years beginning after March 18, 2010. Penalties apply to any failure to file a required report.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

CSSU, an affiliate of ours, acting as our agent, intends to sell $15,000,000 in principal amount of the ETNs (750,000 ETNs) on the initial settlement date directly to investors and to dealers acting as principals for $20.00 per ETN, which is the stated principal amount.  After the initial settlement date, additional ETNs may be offered and sold from time to time, at prevailing prices at the time of sale, through CSSU, acting as principal or as our agent, to investors and to dealers acting as principals for resale to investors. We will receive proceeds equal to 100% of the offering price of ETNs sold after the initial settlement date. We may deliver ETNs against payment therefor on a date that is greater than three business days following the date of sale of any ETNs. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to transact in ETNs that are to be issued more than three business days after the related trade date will be required to specify alternative settlement arrangements to prevent a failed settlement.

CSSU and any other agent and dealer in the initial and any subsequent distribution are expected to charge normal commissions for the purchase of the ETNs.

Broker-dealers may make a market in the ETNs, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (as such term includes this pricing supplement and the accompanying prospectus supplement and prospectus) may be used by such dealers and our affiliates in connection with market-making transactions. In these transactions, dealers may resell an ETN covered by this prospectus that they acquire from other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this prospectus in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the ETNs in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933 (the “Securities Act”). Among other activities, broker-dealers and other persons may make short sales of the ETNs and may cover such short positions by borrowing ETNs from us or our affiliates or by purchasing ETNs from us or our affiliates subject to our obligation to repurchase such ETNs at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. If these activities are commenced, they may be discontinued at any time. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of ETNs by market participants who cover their short positions with ETNs borrowed or acquired from us or our affiliates in the manner described above.

CSSU, a FINRA member, will provide certain services relating to the distribution of the ETNs and may be paid a fee for its services equal to all, or a portion of, the investor fee.  CSSU may also pay fees to other dealers pursuant to one or more separate agreements. Any portion of the investor fee paid to CSSU will be paid on a periodic basis over the term of the ETNs. Although CSSU will not receive any discounts in connection with such sales, CSSU is expected to charge normal commissions for the purchase of any such ETNs. Any distribution of the ETNs in which CSSU participates will conform to the requirements of NASD Rule 2720. CSSU will act as our agent in connection with any repurchases at the investor’s option and may charge investors a fee of up to $0.03 for each ETN repurchased. The amount of the fees paid in connection with the ETNs that represent underwriting compensation will not exceed a total of 8% of the proceeds to us from the ETNs.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Internal Revenue Code of 1986, (the “Code”), impose certain requirements on (a) employee benefit plans subject to Title I of ERISA, (b) individual retirement accounts, Keogh plans or other arrangements subject to Section 4975 of the Code, (c) entities whose underlying assets include “plan assets” by reason of any such plan’s or arrangement’s investment therein (we refer to the foregoing collectively as “Plans”) and (d) persons who are fiduciaries with respect to Plans. In addition, certain governmental, church and non-U.S. plans (“Non-ERISA Arrangements”) are not subject to Section 406 of ERISA or Section 4975 of the Code, but may be subject to other laws that are substantially similar to those provisions (each, a “Similar Law”).

In addition to ERISA’s general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., “parties in interest” as defined in ERISA or “disqualified persons” as defined in Section 4975 of the Code (we refer to the foregoing collectively as “parties in interest”) unless exemptive relief is available under an exemption issued by the U.S. Department of Labor. Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. We, and our current and future affiliates, including Credit Suisse Securities (USA) LLC and the Calculation Agent, may be parties in interest with respect to many Plans. Thus, a Plan fiduciary considering an investment in ETNs should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or Section 4975 of the Code. For example, the ETNs may be deemed to represent a direct or indirect sale of property, extension of credit or furnishing of services between us and an investing Plan which would be prohibited if we are a party in interest with respect to the Plan unless exemptive relief were available under an applicable exemption.

In this regard, each prospective purchaser that is, or is acting on behalf of, a Plan, and proposes to purchase ETNs, should consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23), (B) the insurance company general account exemption (PTCE 95-60), (C) the bank collective investment fund exemption (PTCE 91-38), (D) the insurance company pooled separate account exemption (PTCE 90-1) and (E) the qualified professional asset manager exemption (PTCE 84-14). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide a limited exemption for the purchase and sale of ETNs and related lending transactions, provided that neither the issuer of the ETNs nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the ETNs.

Each purchaser or holder of a security, and each fiduciary who causes any entity to purchase or hold a security, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such ETNs, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding ETNs on behalf of or with the assets of any Plan or Non-ERISA arrangement; or (ii) its purchase, holding and subsequent disposition of such ETNs shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law.

Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the ETNs. We also refer you to the portions of the offering circular addressing restrictions applicable under ERISA, the Code and Similar Law.

Each purchaser of a security will have exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the security does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the ETNs would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

LEGAL MATTERS

Davis Polk & Wardwell LLP has acted as special counsel to the agent.

ANNEX A

FORM OF OFFER FOR REPURCHASE

PART A: TO BE COMPLETED BY THE BENEFICIAL OWNER

Dated:
[insert date]

Credit Suisse AG (“Credit Suisse”)
Fax: 917-326-3140

Re:	Exchange Traded Notes due October 6, 2020 Linked to the Credit Suisse Merger Arbitrage Liquid Index (Net) (the “ETNs”)

Ladies and Gentlemen:

The undersigned beneficial owner hereby irrevocably offers to Credit Suisse the right to repurchase the ETNs, as described in the Pricing Supplement dated October 1, 2010, in the amounts and on the date set forth below.

Name of beneficial holder:
[insert name of beneficial owner]

Stated principal amount of ETNs offered for repurchase (You must offer at least the applicable minimum repurchase amount for repurchase at one time for your offer to be valid. The minimum repurchase amount will be equal to $1,000,000 stated principal amount of ETNs (50,000 ETNs). In either case, the trading day immediately succeeding the date you offered your ETNs for repurchase will be the valuation date applicable to such repurchase.):

[insert principal amount of ETNs offered for repurchase by Credit Suisse]

Applicable valuation date:	,	20
Applicable repurchase date:	,	20
	[insert a date that is three business days following the applicable valuation date]

Contact Name:
[insert the name of a person or entity to be contacted with respect to this Offer for Repurchase]

Telephone #:
[insert the telephone number at which the contact person or entity can be reached]

My ETNs are held in the following DTC Participant’s Account (the following information is available from the broker through which you hold your ETNs):

Name:

DTC Account Number (and any relevant sub-account):

Contact Name:

Telephone Number:

Acknowledgement: In addition to any other requirements specified in the Pricing Supplement being satisfied, I acknowledge that the ETNs specified above will not be repurchased unless (i) this Offer for Repurchase, as completed and signed by the DTC Participant through which my ETNs are held (the “DTC Participant”), is delivered to Credit Suisse, (ii) the DTC Participant has booked a “delivery vs. payment” (“DVP”) trade on the applicable valuation date facing Credit Suisse, and (iii) the DTC Participant instructs DTC to deliver the DVP trade to Credit Suisse as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable repurchase date.  I also acknowledge that if this Offer for Repurchase is received after 4:00 p.m., New York City time, on a business day, I will be deemed to have made this Offer for Repurchase on the following business day.

The undersigned acknowledges that Credit Suisse will not be responsible for any failure by the DTC Participant through which such undersigned’s ETNs are held to fulfill the requirements for repurchase set forth above.

[Beneficial Holder]

PART B OF THIS NOTICE IS TO BE COMPLETED BY THE DTC PARTICIPANT IN WHOSE ACCOUNT THE ETNs ARE HELD AND DELIVERED TO CREDIT SUISSE BY 4:00 P.M., NEW YORK CITY TIME, ON THE BUSINESS DAY IMMEDIATELY PRECEDING THE APPLICABLE VALUATION DATE

BROKER’S CONFIRMATION OF REPURCHASE

[PART B: TO BE COMPLETED BY BROKER]

Dated:
[insert date]

Credit Suisse AG (“Credit Suisse”)

Re:	Exchange Traded Notes due October 6, 2020 Linked to the Credit Suisse Merger Arbitrage Liquid Index (Net) (the “ETNs”)

Ladies and Gentlemen:

The undersigned holder of Exchange Traded Notes due October 6, 2020 Linked to the Credit Suisse Merger Arbitrage Liquid Index (Net), issued by Credit Suisse AG, acting through its Nassau Branch, CUSIP No. 22542D845 (the “ETNs”) hereby irrevocably offers to Credit Suisse the right to repurchase, on the Repurchase Date of                                     , with respect to the number of the ETNs indicated below as described in the Pricing Supplement dated October 1, 2010 relating to the ETNs (the “Pricing Supplement”). Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

The undersigned certifies to you that it will (i) book a delivery vs. payment trade on the valuation date with respect to the stated principal amount of ETNs specified below at a price per ETN equal to the repurchase value, facing Credit Suisse AG, DTC #355 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the repurchase date.

Very truly yours,

[NAME OF DTC PARTICIPANT HOLDER]

Contact Name:

Title:

Telephone:

Fax:

E-mail:
Stated principal amount of ETNs offered for repurchase (You must offer at least the applicable minimum repurchase amount for repurchase at one time for your offer to be valid. The minimum repurchase amount will be equal to $1,000,000 stated principal amount of ETNs (50,000 ETNs). In either case, the trading day immediately succeeding the date you offered your ETNs for repurchase will be the valuation date applicable to such repurchase.):

DTC # (and any relevant sub-account):

ANNEX B

REQUEST FOR THE CREATION OF NEW ISSUANCES

Broker’s Name:

Telephone Number:

Aggregate number of ETNs:

DTC participant for settlement on behalf of the beneficial owner of the ETNs:

Contact Credit Suisse for settlement details

Name:

Telephone:

B-1

$1,000,000,000

Credit Suisse AG,

Acting through its Nassau Branch

Exchange-Traded Notes

due October 6, 2020

Linked to the Credit Suisse Merger Arbitrage Liquid Index (Net)

October 1, 2010

Credit Suisse